Exhibit 2.1

[Note: The following share purchase agreement is attached to provide you with information regarding its terms and conditions. It contains representations and warranties which are qualified by confidential disclosure schedules that the parties exchanged in connection with the signing and closing of the share purchase agreement.  It is not intended to provide any other factual information about ABIOMED or Impella.  Such information about ABIOMED can be found in the other public filings ABIOMED makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.]

Execution Copy

SHARE PURCHASE AGREEMENT

BY AND AMONG

ABIOMED, INC.,

IMPELLA CARDIOSYSTEMS AG,

ACCELERATED TECHNOLOGIES, INC. AS THE STOCKHOLDERS’
REPRESENTATIVE

AND

THE STOCKHOLDERS OF IMPELLA CARDIOSYSTEMS AG SET FORTH ON
SCHEDULE I

DATED AS OF APRIL 26, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1. DEFINITIONS

ARTICLE II. PURCHASE AND SALE OF SHARES

2.1. AGREEMENT TO SELL AND PURCHASE.
2.2. CLOSING
2.3. ACTIONS AT THE CLOSING.
2.4. PAYMENT OF CONSIDERATION.
2.5. NO STOCK OPTIONS OR CONVERTIBLE BONDS OUTSTANDING
2.6. FURTHER ACTION
2.7. TAXES
2.8. STOCKHOLDERS’ REPRESENTATIVE.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF IMPELLA

3.1. ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.
3.2. CAPITALIZATION.
3.3. AUTHORIZATION OF TRANSACTION
3.4. NO DEFAULT OR VIOLATION
3.5. FINANCIAL STATEMENTS
3.6. ABSENCE OF CERTAIN CHANGES
3.7. UNDISCLOSED LIABILITIES
3.8. TAX MATTERS.
3.9. ASSETS
3.10. MATTERS RELATING TO PRODUCTS AND THE ASSETS.
3.11. OWNED REAL PROPERTY
3.12. REAL PROPERTY LEASES
3.13. INTELLECTUAL PROPERTY RIGHTS.
3.14. INVENTORY
3.15. CONTRACTS.
3.16. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.
3.17. POWERS OF ATTORNEY
3.18. INSURANCE
3.19. LITIGATION
3.20. WARRANTIES; CUSTOMER COMPLAINTS.
3.21. COMPLAINT LOG
3.22. EMPLOYEES.
3.23. EMPLOYEE BENEFITS.
3.24. ENVIRONMENTAL MATTERS.
3.25. LICENSES AND PERMITS; REGULATORY FILINGS; LEGAL COMPLIANCE.
3.26. CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY REQUIREMENTS.
3.27. CUSTOMERS AND SUPPLIERS.
3.28. PREPAYMENTS, PREBILLED INVOICES AND DEPOSITS
3.29. COMPETING INTERESTS
3.30. INTERESTS OF IMPELLA INSIDERS
3.31. BROKERS’ FEES
3.32. NO EXISTING DISCUSSIONS
3.33. BOOKS AND RECORDS
3.34. DISCLOSURE

ARTICLE IV. THE IMPELLA STOCKHOLDERS

4.1. REPRESENTATIONS AND WARRANTIES OF THE IMPELLA STOCKHOLDERS
4.2. ROLE OF THE STOCKHOLDERS’ REPRESENTATIVE.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ABIOMED

5.1. ORGANIZATION, STANDING AND POWER
5.2. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
5.3. CAPITALIZATION
5.4. LITIGATION
5.5. ABIOMED SEC FILINGS AND FINANCIAL STATEMENTS
5.6. BROKERS’ FEES
5.7. VALID ISSUANCE OF SHARES
5.8. NO UNDISCLOSED LIABILITIES
5.9. DISCLOSURE

ARTICLE VI. COVENANTS

6.1. CLOSING EFFORTS
6.2. PAYMENT OF DEBTS.
6.3. DISCLOSURE SUPPLEMENTS
6.4. OPERATION OF THE BUSINESS
6.5. GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.
6.6. EXPENSES
6.7. ACCESS TO INFORMATION; CONFIDENTIALITY; NO SHOP.
6.8. COVENANT NOT TO COMPETE; NON-SOLICITATION OF EMPLOYEES OR CUSTOMERS.

ARTICLE VII. TAX MATTERS

7.1. RESPONSIBILITY FOR FILING TAX RETURNS
7.2. TAX MATTERS
7.3. COOPERATION ON TAX MATTERS.
7.4. CERTAIN TAXES AND FEES

ARTICLE VIII. CONDITIONS TO CLOSING

8.1. CONDITIONS TO EACH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT
8.2. CONDITIONS TO OBLIGATIONS OF ABIOMED
8.3. CONDITIONS TO OBLIGATIONS OF IMPELLA STOCKHOLDERS

ARTICLE IX. INDEMNIFICATION

9.1. INDEMNIFICATION BY THE IMPELLA STOCKHOLDERS
9.2. INDEMNIFICATION BY ABIOMED
9.3. INDEMNIFICATION CLAIMS.
9.4. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS
9.5. INDEMNIFICATION LIMITATIONS; LIMITS ON LIABILITY; MISCELLANEOUS.

ARTICLE X. TERMINATION

10.1. TERMINATION OF AGREEMENT
10.2. EFFECT OF TERMINATION.

ARTICLE XI. DISPUTE RESOLUTION

11.1. NEGOTIATION.

11.2. SUBMISSION TO ARBITRATION
11.3. ARBITRATION REMEDY EXCLUSIVE

ARTICLE XII. MISCELLANEOUS

12.1. PRESS RELEASES AND ANNOUNCEMENTS
12.2. NO THIRD PARTY BENEFICIARIES
12.3. ENTIRE AGREEMENT
12.4. PUBLIC DISCLOSURE
12.5. SUCCESSION AND ASSIGNMENT
12.6. COUNTERPARTS AND FACSIMILE SIGNATURE
12.7. NOTICES
12.8. GOVERNING LAW
12.9. SUBMISSION TO JURISDICTION
12.10. AMENDMENTS AND WAIVERS
12.11. SEVERABILITY
12.12. EXHIBITS
12.13. INTERPRETATION
12.14. INJUNCTIVE RELIEF

SCHEDULES, APPENDIXES AND EXHIBITS:
Disclosure Schedule
ABIOMED Disclosure Schedule
Schedule I	Holders of Impella Outstanding Capital Stock
Schedule II	Holders of Impella Options and Impella Convertible Bonds
Appendix 6.8(b)	Sieß Non-Competition Agreement
Exhibit A	Wire Transfer Instructions/Allocation of Consideration
Exhibit B	Escrow Agreement
Exhibit C1	Option Termination Agreements
Exhibit C2	Convertible Bond Termination Agreements
Exhibit D1	Opinion of Fulbright & Jaworski L.L.P.
Exhibit D2	Opinion of BFJM Bachem Fervers Janßen Mehrhoff
Exhibit E	Käse Termination Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Opinion of Foley Hoag LLP

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 26, 2005, is entered into by and among ABIOMED, Inc., a Delaware corporation (“ABIOMED”),  Accelerated Technologies, Inc. as the Stockholders’ Representative as defined below (the “Stockholders’ Representative”) and the other persons named on Schedule I attached hereto (collectively, “Impella Stockholders”), and Impella CardioSystems AG, a company organized under the laws of Germany having its registered seat at Aachen, entered into the Commercial Registry of the Local Court of Aachen under the number HRB 11786 (“Impella,” together with ABIOMED and the Impella Stockholders, the “Parties”).

WHEREAS, the board of directors of ABIOMED and the supervisory board of Impella deem it advisable and in the best interests of each corporation and their respective shareholders that ABIOMED acquire Impella in order to advance the long-term business interests of ABIOMED and Impella;

WHEREAS, the acquisition of Impella shall be effected through the sale of all of the outstanding shares of capital stock of Impella in accordance with the terms of this Agreement, as a result of which Impella shall become a wholly owned subsidiary of ABIOMED; and

WHEREAS, the shareholders of Impella have approved this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I.
Definitions

1.1. Definitions.  In addition to the terms defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:

“18 Month Date” shall have the meaning defined in Section 2.4(a)(ii).

“510(k)s” shall have the meaning defined in Section 3.25(a).

“ABIOMED Balance Sheet” shall have the meaning defined in Section 5.8.

“ABIOMED Certificate” shall have the meaning defined in Section 8.3(e).

“ABIOMED Common Stock” shall have the meaning defined in Section 5.3.

“ABIOMED Material Adverse Effect” means, when used in connection with ABIOMED, any change, event, circumstance, development or effect that (a) is materially adverse to the business, assets, liabilities, properties, operations, prospects, condition (financial or otherwise), or results of operations of ABIOMED or (b) would prevent or materially delay the ability of ABIOMED to consummate the transactions contemplated by this Agreement and the Related Documents; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether an ABIOMED Material Adverse Effect has occurred: (i) any adverse change, event, development or effect attributable to Impella or any of its Affiliates as a result of the disclosure or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, partner or similar relationships or any loss of employees); (ii) any adverse change, event, development or effect arising from or relating to any change in U.S. GAAP; (iii) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Authority that do not relate only to ABIOMED and its Subsidiaries; (iv) a change in the U.S. economy or the international economy; (v) a change caused by an act of war, sabotage or terrorism, military action or escalation thereof to the extent it does not physically damage ABIOMED’s facilities; or (vi) the effect on ABIOMED of reasonable out-of-pocket fees or expenses (including legal and accounting fees and expenses) incurred in connection with the transactions.

“ABIOMED SEC Filings” shall have the meaning defined in Section 5.5.

“Additional Consideration” shall have the meaning defined in Section 2.4(a)(ii).

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (a) in the case of corporate entities, direct or indirect ownership of at least a majority of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least a majority of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreed Amount” shall have the meaning defined in Section 9.3(c).

“Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder,” “hereby,” and similar expressions refer to this Agreement, including the schedules, appendices and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Arbitrators” shall have the meaning defined in Section 11.2.

“Assets” shall mean all of the assets, tangible and intangible, of Impella.

“Business” shall mean the business and operations carried out by or on behalf of Impella and its subsidiaries before the Closing.

“Business Vendors” shall have the meaning defined in Section 3.27(b).

“Claim Notice” shall have the meaning defined in Section 9.3(b).

“Claimed Amount” shall have the meaning defined in Section 9.3(b).

“Closing” shall have the meaning defined in Section 2.2.

“Closing Consideration” shall have the meaning defined in Section 2.4(a).

“Closing Date” shall have the meaning defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning defined in Section 6.7(a).

“Confidentiality and Assignment Agreement” and “Confidentiality and Assignment Agreements” shall have the meaning defined in Section 3.13(a)(v).

“Consents from Ethics Committees” shall have the meaning defined in Section 3.25(a).

“Consideration” shall mean the Closing Consideration, the Additional Consideration, the Escrowed Consideration and the Contingent Consideration.

“Consulting Agreement” shall have the meaning defined in Section 8.2(g).

“Contingent Consideration” shall have the meaning defined in Section 2.4(c).

“Copyrights” shall have the meaning defined in the definition of Intellectual Property Rights.

“Corporate Charter” shall mean with respect to Impella, its Articles of Association, as amended to date, and, with respect to ABIOMED, its Restated Certificate of Incorporation, as amended to date.

“Damages” shall have the meaning defined in Section 9.1.

“Disclosure Schedule” shall have the meaning defined in Article III.

“Employee Benefit Plan” means any employee pension plan, any employee benefit plan and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Laws” shall have the meaning defined in Section 3.24(e).

“Escrow Account” shall have the meaning defined in Section 2.4(b).

“Escrow Agent” shall have the meaning defined in Section 2.4(b).

“Escrow Agreement” shall have the meaning defined in Section 2.4(b).

“Escrowed Consideration” shall have the meaning defined in Section 2.4(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall have the meaning defined in Section 9.4.

“Expenses” shall have the meaning defined in Section 10.2(b).

“Exploit” or “Exploitation” shall mean to manufacture, import, use, sell, offer for sale, research, develop, commercialize, register, modify, enhance, prepare derivative works, seek necessary or desirable regulatory approvals, improve, formulate, export, transport, distribute, promote and market, practice any patent rights or other intellectual property, and to have another person do any of the same.

“Family Member” shall mean: (i) with respect to any individual, such individual’s spouse, any ancestors, siblings or descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the estate of any such individual, and any corporation, association, partnership or limited liability company all of the equity interests of which are owned by those above described individuals, trusts or organizations and (ii) with respect to any trust, the owners of the beneficial interests of such trust.

“FDA” shall mean the United States Food and Drug Administration.

“Financial Statements” shall have the meaning defined in Section 3.5.

“German GAAP” shall have the meaning defined in Section 3.5.

“Governmental Authority” shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all taxing authorities and all European notification bodies and all other entities exercising regulatory authority over medical products or devices including any Notified Body and Ethics Committee as defined in any EU medical device legislation.

“Hazardous Substance” shall have the meaning defined in Section 3.24(e).

“ICC Rules” shall mean the Rules of Arbitration of the International Chamber of Commerce.

“IDEs” shall have the meaning defined in Section 3.25(a).

“Impella Certificate” shall have the meaning defined in Section 8.2(n).

“Impella Convertible Bonds” shall have the meaning defined in Section 2.5.

“Impella Material Adverse Effect” means, when used in connection with Impella, any change, event, circumstance, development or effect that (a) is materially adverse to the business,

assets, liabilities, properties, operations, prospects, condition (financial or otherwise), or results of operations of Impella or (b) would prevent or materially delay the ability of Impella to consummate the transaction contemplated by this Agreement and the Related Documents; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether an Impella Material Adverse Effect has occurred: (i) any adverse change, event, development or effect attributable to ABIOMED or any of its Affiliates as a result of the disclosure or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, partner or similar relationships or any loss of employees, other than the Key Employee); (ii) any adverse change, event, development or effect arising from or relating to any change in German GAAP; (iii) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Authority that do not relate only to Impella and its Subsidiaries; (iv) a change in the German economy, the U.S. economy or the international economy; (v) a change caused by an act of war, sabotage or terrorism, military action or escalation thereof to the extent it does not physically damage the facilities of the Business; or (vi) the effect on Impella of reasonable out-of-pocket fees or expenses (including legal and accounting fees and expenses) incurred in connection with the transactions.  For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality,” as used in this Agreement with an initial lower case “m,” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Impella Material Adverse Effect or ABIOMED Material Adverse Effect, as the case may be.

“Impella Obligations” shall have the meaning defined in Section 3.20(a).

“Impella Option” and “Impella Options” shall have the meaning defined in Section 2.5.

“Impella Outstanding Capital Stock” shall mean all of the following:

(a) the number of Impella common shares, no par value per share, plus

(b) the number of Impella Class A voting preference shares, no par value per share, plus

(c) the number of Impella Class B voting preference shares, no par value per share, each share with a current notional value of €1.00, outstanding immediately prior to the Closing.

“Impella Persons” shall mean those employees, consultants, directors and advisers of Impella who have in the past been or are engaged in the Business, including those engaged in design, development, animal or clinical testing, obtaining regulatory approval, manufacture, quality assurance, distribution or sale of any Product.

“Impella Plans” shall have the meaning defined in Section 3.23(a).

“Impella Property” shall have the meaning defined in Section 3.24(a).

“Impella US” shall mean Impella CardioSystems USA, Inc., a New York corporation and a wholly-owned subsidiary of Impella.

“Indemnification Cap” shall have the meaning defined in Section 9.5(b)(i).

“Indemnified Party” shall have the meaning defined in Section 9.3(a).

“Indemnifying Party” shall have the meaning defined in Section 9.3(a).

“Insider” shall mean any stockholder, director or officer of Impella and any Impella Person.

“Intellectual Property Rights” shall mean all of the following:

(a) all Patent Rights;

(b) (i) all registered and unregistered, unexpired domestic and foreign trademarks, trademark registrations, trademark applications, trade names, brand names, logos (whether or not registered), including artwork and typeface, certification marks and service marks, owned by Impella; and (ii) all state trademark registrations and applications therefor that are owned by Impella, including any extension, modification or renewal of any such registrations or applications and all common law rights in such trademarks, and any right to use or exploit any of the foregoing, in each case of (i) and (ii) above, including any goodwill associated therewith, including the foregoing identified in Section 3.13(a) of the Disclosure Schedule, and in each case of (i) and (ii) above, that are material to the ongoing operation of the Business (the “Marks”);

(c) all original works of authorship, including all copyrights and registrations or applications for registration of copyrights in any jurisdiction, including any renewals or extensions thereof, advertising materials, publications, technical papers and computer software, instructional brochures, and any right to use or exploit any of the foregoing, that are owned by Impella, including the foregoing identified in Section 3.13(a) of the Disclosure Schedule, and in each case that are material to the ongoing operation of the Business (the “Copyrights”);

(d) all distinctive features of the packaging of any Impella Product and any right to use or exploit the foregoing that is material to the ongoing operation of the Business (the “Trade Dress”);

(e) the Product Specifications and Manufacturing Documentation and all intellectual property disclosed or described therein; and

(f) the Trade Secrets.

Anything herein to the contrary notwithstanding, the term “Intellectual Property Rights” does not include the rights to any third party intellectual property that are licensed or otherwise used by Impella pursuant to contract.

“ISO” shall mean the International Standards Organization.

“Issued Patents” shall have the meaning defined in Section 3.13(a)(iii).

“Key Employee” shall mean Dr. Thorsten Sieß.

“Knowledge of Impella” shall mean the actual knowledge of each of Rolf Käse, Thorsten Sieß and Andreas Dahlmann, without having conducted any independent investigation with respect to the facts or circumstances referred to.

“Lien” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property, except for Liens for Taxes not yet due and payable or being contested in good faith.

“Listed Agreements” shall have the meaning defined in Section 3.15(b).

“Litigation Matter” shall mean any claim, investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial (whether Impella is a plaintiff, defendant or otherwise), at law or in equity or otherwise, or before any Governmental Authority or any arbitrator.

“Machinery and Equipment” shall mean all machinery, equipment, furniture and fixtures (including, by way of example, all dies, jigs, and tooling), owned, used or held for use or planned to be used or held for use in connection with the design, development, manufacture, operation, sale or use of any Product.

“Manufacturing Documentation” shall mean any and all patterns, plans, designs, research data, formulae, technical information, blueprints, technical designs, specifications, manufacturing processes, vendor and raw material and component lists and specifications, quality testing procedures (including QA Procedures), process validations, environmental control documentation, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures, research and development records, compositions, improvements, proposals, technical and computer data, and related documentation, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocols) used in or useful for the development, manufacture or quality assurance testing of Products (including any portions of such procedures that may be or have been outsourced to others) and in each case that are material to the ongoing operation of the Business.  The Manufacturing Documentation shall include all manufacturing documentation used or held for use by Impella or any Subsidiary in the manufacture of the Products on or before the date of this Agreement that are material to the ongoing operation of the Business. The term

“Manufacturing Documentation” shall refer to the Manufacturing Documentation as revised and updated through and including the Closing Date.

“Marks” shall have the meaning defined in the definition of Intellectual Property Rights.

“MDRs” shall mean medical device reports of adverse events required to be filed by medical device manufacturers and user facilities pursuant to Regulatory Laws of jurisdictions in which human clinical studies have been conducted (including observational studies) or other clinical use has occurred.

“Most Recent Balance Sheet” shall have the meaning defined in Section 3.5.

“Most Recent Balance Sheet Date” shall have the meaning defined in Section 3.5.

“Non-Competition Agreement” shall have the meaning defined in Section 6.8(b).

“Ordinary course of business” means the ordinary course of Impella’s business, consistent with past custom and practice (including frequency and amount).

“Patents” shall consist of the Patent Rights (including patents, patent applications and other intellectual property) relating to the Issued Patents or the Patent Applications.

“Patent Applications” shall have the meaning defined in Section 3.13(a)(iii).

“Patent Rights” shall mean all unexpired German, United States and other foreign patents, patent applications and disclosures of inventions and all rights therein, and any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, patents of addition, reexaminations or substitutions thereof, any subsequent filings in any country claiming priority therefrom and any and all discoveries or inventions whether or not embodied within the foregoing, and any right to use or Exploit any of the foregoing, in each case that are owned by Impella or any Subsidiary, including the foregoing identified in Section 3.13(a) of the Disclosure Schedule.

“Permits” shall have the meaning defined in Section 3.25(a).

“Permitted Transfer” shall have the meaning defined in Section 2.4(a)(ii).

“Permitted Transferee” shall mean: (i) with respect to a partnership, its partners or former partners in accordance with their partnership interests, (b) with respect to a corporation, its stockholders in accordance with their interest in the corporation, (c) with respect to a limited liability company, its members or former members in accordance with their interest in the limited liability company, (d) with respect to an individual party, any Family Member of such party, (e) an entity that is controlled by, controls, or is under common control with a transferor, or (f) a party to this Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a Governmental Authority.

“Premarket Approval” shall mean the authority to sell a medical device in the United States granted by the FDA pursuant to 21 Code of Federal Regulations Section 814.20, as amended.

“Premarket Notification” shall mean the authority to sell a medical device in the United States granted by the FDA pursuant to 21 Code of Federal Regulations Section 807.81, as amended.

“Products” shall mean all items manufactured by or for, sold or distributed by, or under development by, Impella or any Subsidiary on or before the date of this Agreement.

“Pro Rata Share” shall mean for each Impella Stockholder, a fraction, the numerator of which is the number of shares of Impella common shares, Class A voting preference shares and Class B voting preference shares held by such Impella Stockholder at the Closing, and the denominator of which is the total number of Impella common shares, Class A voting preference shares and Class B voting preference shares held by all Impella Stockholders at the Closing, as set forth on Exhibit A.

“PMAs” shall have the meaning defined in Section 3.25(a).

“Product Specifications” shall mean the written description of each of the Products, including a description of its design, raw materials and components and technical and performance specifications, together with all related plans, drawings and standard operating procedures.  The Product Specifications shall include all patterns, plans, designs, research data, operating manuals, drawings, manuals, data, records, procedures and research and development records, design history files, compositions, drawings, specifications, improvements, proposals, technical and computer data, and related documentation in each case that are owned by Impella or any Subsidiary and used or held for use in the Business or in connection with any Product, and in each case that are material to the ongoing operation of the Business.  The term “Product Specifications” shall refer to the Product Specifications as revised and updated through the Closing Date.

“QA Procedures” shall mean those quality assurance procedures and quality control tests that have been established to ensure that all Products conform to and are manufactured in accordance with the applicable Product Specifications and Manufacturing Documentation, as well as QSR/GMP, EN46001 and ISO 9000 standards, European Medical Device Directives and all other applicable requirements of any Governmental Authority.

“QSR/GMP” shall mean Quality Systems Regulations and Good Manufacturing Practices for medical devices, as promulgated by the FDA, as in effect from time to time.

“Reasonable Efforts” shall have the meaning defined in Section 6.1.

“Registration Rights Agreement” shall have the meaning defined in Section 8.2(m).

“Regulatory Correspondence” shall have the meaning defined in Section 3.25(b).

“Regulatory Law” shall mean any statute, regulation, judicial or administrative interpretation, guideline, recommendation or standard international guidance relating to any Regulated Product.  “Regulatory Law” includes the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), the Public Health Service Act, 42 U.S.C. § 201 et seq., all regulations promulgated under such statutes, including 21 C.F.R. § 820, the EU Directives 90/385/EEC, 93/42/EEC and 98/79/EEC and any laws, rules or regulation promulgated by any Government Authority of any EU Member State in furtherance of these Directives as well as equivalent statutes, regulations and guidances adopted by countries, international bodies and other jurisdictions, in addition to Germany, other EU Member States and the United States, where Impella has facilities, does business, or directly or through others sells or offers for sale any Regulated Product.

“Regulated Product” shall mean any Product or component, including any medical device, that is required to bear a CE Mark under applicable EU law and related national legislation respectively or that is required to be cleared or approved by the FDA, and that is studied, used, held or offered for sale for human use, including for human research or investigation or clinical use.

“Related Documents” shall mean the Non-Competition Agreement as defined in Section 6.8(b), the Escrow Agreement, the Registration Rights Agreement, and the instruments of transfer contemplated by Article VIII.

“Releasee” and “Releasees” shall have the meaning defined in Section 2.8(g).

“Representatives” shall have the meaning defined in Section 11.1.

“Response” shall have the meaning defined in Section 9.3(c).

“Restricted Person” shall mean Dr. Thorsten Sieß.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shareholders’ Agreement” shall mean the Shareholders’ Agreement, dated as of February 27, 2003, by and among Impella and the shareholders named therein.

“Standard Terms” shall have the meaning defined in Section 3.20(a).

“Stock Plans” shall mean all stock option plans and other stock or equity related plans of Impella.

“Stockholders’ Representative” shall have the meaning defined in Section 2.8(a).

“Subsidiary” shall mean, and “Subsidiaries” collectively shall mean any corporation or other entity as to which more than 50% of the outstanding stock or other equity interest having ordinary voting rights or power at the time is owned or controlled, directly or indirectly, by Impella.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Benefit” shall have the meaning defined in Section 9.5(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning defined in Section 10.1(b).

“Third Milestone Date” shall have the meaning defined in Section 2.4(c)(i)(C).

“Trade Dress” shall have the meaning defined in the definition of Intellectual Property Rights.

“Trade Secret” shall mean all data and information owned by Impella or any Subsidiary and maintained in confidence by Impella or any Subsidiary, including that data and information which has been used, is used or held for use, or has been proposed to be used by or for Impella for the design, development, manufacture, operation, sale or use of any Product or relating to any Product or the Business as currently conducted, as conducted in the past, or as proposed to be conducted by Impella, including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists, computer programs and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice, in each case whether or not patentable in any jurisdiction, and in each case that are material to the ongoing operation of the Business.  Until such time as any particular Patent Application has been published, the term “Trade Secrets” shall be deemed to include all inventions disclosed in such Patent Application.

“Transaction” shall mean the exchange of shares and other transactions contemplated by this Agreement and the Related Documents.

“Transaction Documents” shall mean this Agreement and each of the Related Documents.

U.S. Unaccredited Impella Stockholder” shall have the meaning defined in Section 2.4(f).

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“U.S. Person” shall mean (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vi) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (vii) any partnership or corporation if it is organized or incorporated under the laws of any foreign jurisdiction, and was formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined under the Securities Act) who are not natural persons, estates or trusts.

ARTICLE II.
Purchase and Sale of Shares

2.1. Agreement to Sell and Purchase.  Upon and subject to the terms and conditions of this Agreement, the Impella Stockholders shall sell and deliver to ABIOMED, and ABIOMED shall purchase and accept from the Impella Stockholders, all rights to and interest in and to all the Impella Outstanding Capital Stock.  The number of shares of Impella Outstanding Capital Stock to be sold by each Impella Stockholder shall be as more specifically set forth on Schedule I.  All rights to accrued but unpaid dividends with regard to the Impella Outstanding Capital Stock shall be transferred to, and shall become the property of, ABIOMED upon transfer of the related Impella Outstanding Capital Stock.

2.2. Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ABIOMED’s counsel in Boston, Massachusetts, USA and/or in Frankfurt, Germany, on such mutually agreeable date and time as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article VIII hereof (the “Closing Date”).

2.3. Actions at the Closing.  At the Closing:

(a) Impella and the Impella Stockholders shall deliver to ABIOMED the various consents, certificates, instruments and documents referred to in Section 8.2;

(b) ABIOMED shall deliver to the Impella Stockholders the various certificates, instruments and documents referred to in Section 8.3;

(c) Impella Stockholders shall deliver to ABIOMED the certificate(s) representing their respective Impella Outstanding Capital Stock;

(d) ABIOMED shall deliver to Impella Stockholders the certificate(s) representing the Closing Consideration (as defined in Section 2.4(a) below); and

(e) ABIOMED shall deposit the Escrowed Consideration (as defined in Section 2.4(b) below) with the Escrow Agent.

2.4. Payment of Consideration.

(a) Closing Consideration.

(i) At the Closing, subject to reduction pursuant to Section 2.4(f), ABIOMED shall deliver to the Impella Stockholders an aggregate amount of 4,035,544 shares of ABIOMED Common Stock minus the number of shares included in the Escrowed Consideration (the “Closing Consideration”), which aggregate amount may be increased in accordance with the provisions of Section 2.4(a)(ii).  At the Closing, ABIOMED shall deliver to the Stockholders’ Representative on behalf of each Impella Stockholder, each Impella Stockholder’s portion of the Closing Consideration as set forth on Exhibit A.  ABIOMED shall have no obligation to deliver any Impella Stockholder’s portion of the Closing Consideration, the Escrowed Consideration, the Additional Consideration, or the Contingent Consideration unless ABIOMED shall have first received from such Impella Stockholder one or more stock certificates or global stock certificates representing the Impella Outstanding Capital Stock held by such Impella Stockholder, duly endorsed in blank, with any required transfer stamps affixed thereto, provided, however, that if such stock certificates or global stock certificates representing the Impella Outstanding Capital Stock held by such Impella Stockholder have been lost or destroyed, such Impella Stockholder may instead provide ABIOMED with written confirmation, reasonably satisfactory to ABIOMED, that: (i) such Impella Stockholder has not transferred the respective shares of Impella Outstanding Capital Stock; (ii) such Impella Stockholder has not endorsed the respective shares of Impella Outstanding Capital Stock; and (iii) if located, such Impella Stockholder will immediately hand over such stock certificates or global stock certificates representing the Impella Outstanding Capital Stock.  Notwithstanding anything to the contrary contained in this Agreement, ABIOMED shall have satisfied its obligation to deliver the Closing Consideration and the Escrow Consideration at the Closing if it shall have issued to its transfer agent, American Stock Transfer & Trust Company, an irrevocable instruction to issue the Closing Consideration and Escrow Consideration, setting forth the name and denomination of each stock certificate to be so issued and any applicable transfer legends to be contained thereon, and such transfer agent shall have confirmed to the Impella Stockholders in writing the receipt of such instruction, in a customary form reasonably satisfactory to the Impella Stockholders.

(ii) The aggregate number of shares of ABIOMED Common Stock to be paid to the Impella Stockholders shall be subject to adjustment as follows:  if the average price per share of ABIOMED Common Stock determined in accordance with this paragraph with respect to the date 18 months after the Closing Date  (the “18 Month Date”) is between US$15 and US$18, ABIOMED will pay the Impella Stockholders aggregate additional consideration in an amount equal to (A) the difference between US$18 and such average multiplied by (B) the difference between (x) 4.2 million shares and (y) the number of shares of ABIOMED Common Stock comprising the Closing Consideration sold or transferred by any Impella Stockholder during the period between the Closing and the 18 Month Date (the “Additional Consideration”), it being understood that any Impella Stockholder having made such a sale or transfer will not be entitled to any Additional Consideration with respect to such sold shares of ABIOMED Common Stock.  For purposes of this Section, a sale or transfer of ABIOMED Common Stock by an Impella Stockholder shall be deemed to occur at such time as such Impella Stockholder is no longer the record owner of such shares as set forth on ABIOMED’s stockholder records; provided that transfers by an Impella Stockholder to any Permitted Transferee as a gift, partnership distribution or other non-sale related transfer without consideration (a “Permitted Transfer”) shall not be considered a sale or transfer for purposes of this subsection so long as (a) at the time of such Permitted Transfer, ABIOMED and the Stockholders’ Representative are given written notice by the Holder stating the name and address of such Permitted Transferee and identifying the Closing Consideration being so transferred, (b) such Permitted Transferee agrees in writing to be bound by this Agreement, and (c) 10 days prior to the 18 Month Date, the Stockholders’ Representative shall provide ABIOMED with an updated list of all such Permitted Transferees and the number of shares of Closing Consideration then owned by each such Permitted Transferee.  ABIOMED will have two months after such 18 Month Date to determine whether such Additional Consideration will be paid in cash, ABIOMED Common Stock or both.  In the event that ABIOMED elects to pay all or part of the Additional Consideration in ABIOMED Common Stock, the value of such ABIOMED Common Stock shall be deemed to be the average price of ABIOMED Common Stock as calculated in this clause (ii).  The average price for purposes of this clause (ii) will be the average of the daily volume weighted average price per share of ABIOMED Common Stock on the Nasdaq National Market System, based on trading between 9:30 a.m. and 4:00 p.m. Eastern Time, as reported by Bloomberg Financial L.P., on the twenty (20) trading days before such 18 Month Date.  During the two weeks prior to and after the 18 Month Date, ABIOMED shall, in good faith, not take, directly or indirectly, any action intentionally designed to cause or result in stabilization or manipulation of the price of the ABIOMED Common Stock for the purpose of reducing the Additional Consideration payable hereunder.  Within 20 months of the Closing Date, ABIOMED shall pay to the Stockholders’ Representative on behalf of each Impella Stockholder each Impella Stockholder’s Pro Rata Share of the Additional Consideration; provided, however, that for purposes of this payment, the Pro Rata Share of any Impella Stockholder shall be equal to a fraction, the numerator of which is the number of shares of ABIOMED Common Stock held by such Impella Stockholder as of the 18 Month Date, and the denominator of which is the number of shares of ABIOMED Common Stock held by all Impella Stockholders as of the 18 Month Date.  In the event that ABIOMED chooses to pay all or a portion of the Additional Consideration in cash, ABIOMED shall pay such portion of the Additional Consideration by wire transfer in accordance with Exhibit A.

(b) Escrow.  At the Closing, ABIOMED shall deliver to American Stock Transfer & Trust Company, as escrow agent (or such other escrow agent as the parties shall mutually agree, the “Escrow Agent”), 210,000 shares of ABIOMED Common Stock (the “Escrowed Consideration”), which amount of Common Stock shall be placed into an escrow account maintained by the Escrow Agent (the “Escrow Account”).  The Escrow Agent shall maintain the Escrow Account for a minimum of eighteen (18) months in accordance with the terms of the Escrow Agreement in substantially the form attached as Exhibit B hereto (the “Escrow

Agreement”), for the purpose of partially securing any amounts payable by the Impella Stockholders to ABIOMED on account of any and all indemnification obligations under Article IX hereof.  The fees and expenses of the Escrow Agent shall be borne fifty percent (50%) by ABIOMED and fifty percent (50%) by the Impella Stockholders.

(c) Contingent Consideration.

(i) ABIOMED shall pay to the Impella Stockholders, as a contingent payment, an aggregate amount of up to US$16.75 million (the “Contingent Consideration”) in the event that certain milestones are achieved:

(A) In the event that Impella’s 2.5 liter pump system is approved for sale in the U.S. by the FDA under the Premarket Approval process, the Premarket Notification process, or other administrative process of like effect, ABIOMED shall pay to the Impella Stockholders an additional aggregate amount of US$5,583,333; and

(B) in the event that Impella’s 5.0 liter pump system is approved for sale in the U.S. by the FDA under the Premarket Approval process, the Premarket Notification process, or other administrative process of like effect, ABIOMED shall pay to the Impella Stockholders an additional aggregate amount of US$5,583,333; and

(C) in the event ABIOMED and its Affiliates and Subsidiaries have sold (other than to ABIOMED, its Affiliates or Subsidiaries of ABIOMED)  at least 1,000 units of Impella’s Products worldwide after the Closing Date, but on or before December 31, 2007 (the “Third Milestone Date”), ABIOMED shall pay to the Impella Stockholders an additional aggregate amount of US$5,583,334, such sales of units to be calculated as of the end of each of ABIOMED’s fiscal quarters.  Prior to December 31, 2007, ABIOMED’s Chief Executive Officer shall certify to the Stockholders’ Representative in writing no more than thirty days after the end of each ABIOMED fiscal quarter of the number of units of Impella’s Products that have been sold by ABIOMED and its subsidiaries since the Closing Date as of the end of such fiscal quarter, which number of units shall be determined in accordance with U.S. GAAP. At any time prior to the Third Milestone Date, if ABIOMED has not notified the Stockholders’ Representative that it has sold at least 1,000 units of Impella’s Products, the Stockholders’ Representative shall have the right, upon reasonable prior notice to ABIOMED and at the Stockholders’ Representative’s expense, to have an independent accountant access the books, records and employees of ABIOMED and its Subsidiaries as relevant or necessary to audit the sales of Impella Products by ABIOMED and its subsidiaries through the end of the preceding ABIOMED fiscal quarter.  As a condition to such audit, such independent accountant shall agree with ABIOMED not to disclose any confidential information of ABIOMED (other than its determination of the number of units sold, and its basis for determining this number, which may only be disclosed to the Stockholders’ Representative).  If at any time the Stockholders’ Representative disagrees with any ABIOMED certification of units sold, the Stockholders’ Representative shall promptly notify ABIOMED in writing, and the parties shall attempt to resolve any such disagreement in accordance with Section 11.1; provided, however, if the Representatives do not agree within thirty (30) days on units sold, ABIOMED and the Stockholders’ Representative shall appoint an independent public accountant of recognized standing to resolve the matter, and share the cost of such accountant.

(ii) The foregoing notwithstanding if the average price per share of ABIOMED Common Stock, determined in accordance with this clause, with respect to the date of achievement of any milestone is US$22 or more, no payment will be required with respect to such milestone.  If such average price per share is between US$18 and US$22 on such date, the relevant milestone payment amount set forth above will be reduced so that it equals (x) the difference between US$22 and such average closing sale price divided by 4 multiplied by (y) such milestone payment amount.  The average price per share for purposes of this clause will be the average of the daily volume weighted average price per share of ABIOMED Common Stock on the Nasdaq National Market System, based on trading between 9:30 a.m. and 4:00 p.m. Eastern Time, as reported by Bloomberg Financial L.P., on each of the twenty (20) trading days before and twenty (20) trading days after the date of achievement of the relevant milestone.  During the two weeks after the date of the achievement of any milestone, ABIOMED shall, in good faith, not take, directly or indirectly, any action intentionally designed to cause or result in stabilization or manipulation of the price of the ABIOMED Common Stock for the purpose of reducing the Contingent Consideration payable hereunder.

(iii) At ABIOMED’s option any of the milestone payments described in  Section 2.4(c)(i) above may be paid in either ABIOMED Common Stock or cash or a combination of both; provided, however, that if the aggregate amount of the milestone payments exceeds US$15 million, only US$15 million may be paid in ABIOMED Common Stock and any remaining amounts due must instead be paid in cash.  In the event that ABIOMED elects to pay all or a portion of any milestone payment under Section 2.4(c)(i) in ABIOMED Common Stock, the value of such ABIOMED Common Stock shall be deemed to be the average price per share determined as of the date of achievement of the applicable milestone using the same method as provided in Section 2.4(c)(ii) above for purposes of such payment.  The foregoing notwithstanding, under no circumstances will ABIOMED deliver or be obligated to deliver a number of shares of stock, whether under Sections 2.4(a), 2.4(b) or 2.4(c), that would require that ABIOMED’s stockholders would be or would have been required to approve this transaction under applicable Nasdaq rules or other securities laws.  To the extent that ABIOMED chooses not to pay any Additional Consideration or Contingent Consideration in ABIOMED Common Stock under this Section 2.4, ABIOMED shall pay such consideration in cash pursuant to Sections 2.4(a)(ii) or 2.4(c)(iv), as the case may be.

(iv) Within thirty (30) days following achievement of a milestone set forth in this Section 2.4(c), ABIOMED shall pay to the Stockholders’ Representative on behalf of each Impella Stockholder, each Impella Stockholder’s Pro Rata Share of the Contingent Consideration as set forth on Exhibit A.  In the event that ABIOMED chooses to pay all or a portion of Contingent Consideration in cash, ABIOMED shall pay such portion of the Contingent Consideration by wire transfer with the written instructions set forth on Exhibit A.

(v) Each of the parties hereto acknowledge and agree that it is their current desire and intention that each of the milestones set forth in Section 2.4(c)(i) be met by ABIOMED, its Affiliates and/or Subsidiaries after the Closing, and ABIOMED covenants and agrees that after the Closing, it shall use commercially reasonable efforts to achieve the milestones set forth in Section 2.4(c)(i) and will not freeze or materially delay any of the projects related to such milestones without good cause or reasonable business justification.

(d) Certain Adjustments.

(i) All per share price numbers and numbers of shares set forth in Sections 2.4(a)(ii) and 2.4(c)(ii) shall be appropriately adjusted in the case of stock splits, stock dividends, combinations or similar events affecting ABIOMED Common Stock.

(ii) In the event that at any time after the Closing Date ABIOMED Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in the preceding subsection, or a merger, consolidation or sale of assets provided for in the next subsection), then the Impella Stockholders shall be entitled to receive, in lieu of the ABIOMED Common Stock they would otherwise be entitled to receive pursuant to Sections 2.4(a)(ii) and 2.4(c)(ii), the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by a holder of the number of shares of ABIOMED Common Stock which the Impella Stockholders would otherwise have received; and in such case, appropriate adjustment (as determined in good faith by ABIOMED’s Board of Directors and the Stockholders’ Representative ) shall be made to the per share price numbers and number of shares set forth in Sections 2.4(a)(ii) and 2.4(c)(ii) and the application of the other provisions of such sections to the end that the provisions of such sections shall thereafter be applicable as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable pursuant to such sections.

(iii) In the event that at any time after the Closing Date ABIOMED shall merge or consolidate with or into another entity or sell substantially all of its assets, then the Impella Stockholders shall be entitled to receive, in lieu of the ABIOMED Common Stock they would otherwise be entitled to receive pursuant to Sections 2.4(a) and 2.4(c), the kind and amount of shares of stock or other securities or property receivable upon such merger, consolidation, or sale of assets, by a holder of the number of shares of ABIOMED Common Stock which the Impella Stockholders would otherwise have received; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of ABIOMED and the Stockholders’ Representative) shall be made to the per share price numbers and number of shares set forth in Sections 2.4(a)(ii) and 2.4(c)(ii) and the application of the other provisions of such sections to the end that the provisions of such sections shall thereafter be applicable as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable pursuant to such sections.

(e) Unless ABIOMED has otherwise agreed or consented in writing, in addition to any restrictions imposed by applicable law or other agreements, no Impella Stockholder shall sell, transfer, hedge, pledge, hypothecate, assign or otherwise convey any interest in (collectively, “sell”) any shares of ABIOMED Common Stock received as Closing Consideration, Additional Consideration or Contingent Consideration for a period of six (6) months following the date such shares are issued (which in the case of the Closing Consideration shall be deemed the Closing Date), at which point such restrictions shall lapse as to fifty percent (50%) of such shares of ABIOMED Common Stock; and such restrictions shall lapse as to one hundred percent (100%) of such shares of ABIOMED Common Stock twelve (12) months after the date such shares are issued (which in the case of the Closing Consideration shall be deemed the Closing Date); and further provided that Permitted Transfers shall not be restricted pursuant to this Agreement provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement.

(f) U.S. Unaccredited Impella Stockholders.  Notwithstanding anything to the contrary in this Agreement, to the extent that any Impella Stockholder is not an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and such Impella Stockholder’s address listed on Schedule I is located in the United States (a “U.S. Unaccredited Impella Stockholder”), such U.S. Unaccredited Impella Stockholder:

(i)  shall not receive shares of ABIOMED Common Stock pursuant to any provision of this Agreement;

(ii) whenever the other Impella Stockholders receive ABIOMED Common Stock hereunder, such U.S. Unaccredited Impella Stockholder shall receive an amount of cash equal to the value of the number of shares of ABIOMED Common Stock that would have been received by such U.S. Unaccredited Impella Stockholder in accordance with his, her or its Pro Rata Share but for this Section 2.4(f), such value to be determined for purposes of the Closing Consideration using the same method as used with respect to the Escrow Consideration, and, in all other such cases, such value to be determined using the applicable valuation method for the Consideration being replaced as a result of this Section 2.4(f); and

(iii) the aggregate number of shares of ABIOMED Common Stock to be delivered by ABIOMED pursuant to this Section 2 shall be reduced by such number of shares of ABIOMED Common Stock that would have been received by such U.S. Unaccredited Impella Stockholder in accordance with his, her or its Pro Rata Share but for this Section 2.4(f).

2.5. No Stock Options or Convertible Bonds Outstanding.  Prior to the Closing, Impella shall take all necessary action so that, as of the Closing Date, all previously outstanding stock options under the stock option plans and agreements of Impella (individually, a “Impella Option” and collectively, the “Impella Options”), and all previously outstanding convertible bonds, each convertible bond with a par value of €1.00 (the “Impella Convertible Bonds”), shall have been either exercised, cancelled or terminated, and accordingly, no Impella Options or Impella Convertible Bonds shall be outstanding as of the Closing Date.  In consideration for the agreement of each holder of Impella Options to cancel their Impella Options, ABIOMED shall issue to each such holder a cash payment, subject to applicable withholding taxes, as set forth in Schedule II hereto, in accordance with the terms of an option termination agreement in substantially the form attached hereto as Exhibit C1 (the “Option Termination Agreement”).  In consideration for the agreement of each holder of Impella Convertible Bonds to cancel their Impella Convertible Bonds, ABIOMED shall issue to each such holder a cash payment, subject to applicable withholding taxes, as set forth in Schedule II hereto, in accordance with the terms of a convertible bond termination agreement in substantially the form attached hereto as Exhibit C2 (the “Convertible Bond Termination Agreement”).

2.6. Further Action.  If, at any time after the Closing, any further action is determined by ABIOMED to be necessary or desirable to carry out the purposes of this Agreement, the Impella Stockholders shall take all such action as reasonably requested by ABIOMED.

2.7. Taxes.  Notwithstanding any other provision in this Agreement, ABIOMED shall have the right to withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms from Impella Stockholders and employees; provided that ABIOMED shall not withhold taxes from any payments hereunder if no withholding is required under applicable laws or upon presentment of a valid exemption certificate by an Impella Stockholder.

2.8. Stockholders’ Representative.

(a) Designation.  In order to carry out the terms of this Agreement and to administer efficiently or effect the waiver of any condition to the obligations of Impella Stockholders to consummate the transactions contemplated hereby, and any amendment to this Agreement, the Impella Stockholders hereby designate Accelerated Technologies, Inc., as their representative and agent under this Agreement (the “Stockholders’ Representative”).

(b) Authorization to Stockholders’ Representative.  The Impella Stockholders, solely in their capacity as stockholders of Impella, hereby authorize and appoint the Stockholders’ Representative their exclusive representative and attorney in fact with respect to all matters arising out of this Agreement and the Related Documents, and the Impella Stockholders shall not make any independent agreement or arrangement with ABIOMED with respect to any such matter.  In furtherance of the foregoing, the Stockholders’ Representative shall be authorized, on behalf of the Impella Stockholders, to: (i) receive and to distribute to Impella Stockholders in accordance with this Agreement, all Consideration paid to the Stockholders’ Representative on behalf of the Impella Stockholders hereunder, (ii) take all action necessary in connection with the waiver of any condition to the obligations of Impella Stockholders to consummate the transactions contemplated hereby, (iii) give and receive all notices required to be given under the Agreement, (iv) settle any and all disputes between Impella Stockholders and ABIOMED which may arise from time to time as a result of the transactions contemplated hereby, (v) execute any and all governmental and other forms relating to Taxes and (vi) take any and all additional action as is contemplated to be taken by or on behalf of Impella Stockholders by the terms of this Agreement, including Article IX hereof.

(c) Removal and Replacement of Stockholders’ Representative. The Stockholders’ Representative may be removed by delivery of thirty (30) days prior written notice to the Stockholders’ Representative, the Impella Stockholders and ABIOMED by Impella Stockholders (or their successors in the case of any Impella Stockholder who dies), holding, prior to the Closing, a majority of the shares of Impella Outstanding Capital Stock as set forth on Schedule I attached hereto.  In the event that the Stockholders’ Representative dies, or is removed pursuant to this subsection, or becomes unable to perform his or its responsibilities hereunder or resigns from such position, by delivery of ten (10) days prior written notice to the Impella Stockholders, the Impella Stockholders (or their successors in the case of any Impella Stockholder who dies) holding, prior to the Closing, a majority of the shares of Impella Outstanding Capital Stock as set forth on Schedule I attached hereto, shall select a successor representative to fill such vacancy, and such successor representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement.  If for any reason any successor is unwilling to serve as successor Stockholders’ Representative and if the Impella Stockholders are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the removal or notice of resignation, the then acting or immediately former Stockholders’ Representative may appoint a successor representative and any such resulting appointment shall be binding upon all the parties hereto.

(d) Actions Binding.  All decisions and actions by the Stockholders’ Representative hereunder shall be binding upon all Impella Stockholders, and no Impella Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) Authority.  By their adoption of this Agreement, the Impella Stockholders agree that:

(i) each of ABIOMED and Impella shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to any actions required to be taken by the Stockholders’ Representative hereunder, and no Person shall have any cause of action for any action taken by ABIOMED or Impella in reliance upon the instructions or decisions of the Stockholders’ Representative;

(ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all Impella Stockholders, and no Impella Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken or omitted, decision made or instruction given by the Stockholders’ Representative arising out of or in connection with the acceptance or administration of his duties hereunder, except for fraud or willful breach of this Agreement or the Related Documents by the Stockholders’ Representative;

(iii) the provisions of this Section 2.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable, notwithstanding any rights or remedies that any Impella Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 2.8 are inadequate; therefore, ABIOMED and Impella shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if any of ABIOMED or Impella brings an action to enforce the provisions of this Section 2.8; and

(v) the provisions of this Section 2.8 shall be binding upon the executors, heirs, legal representatives and successors of each Impella Stockholder, and any references in this Agreement to an Impella Stockholder or Impella Stockholders shall mean and include the successors to Impella Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) Fees and Expenses.  All fees and expenses incurred by the Stockholders’ Representative after the Closing shall be the responsibility of Impella Stockholders on a pro rata basis and the Stockholders’ Representative shall have the right to reimbursement of such fees and expenses from any cash amounts to be distributed to Impella Stockholders.

(g) Release and Indemnification of Stockholders’ Representative.  The following release and agreement to indemnify shall survive the termination of this Agreement and Stockholders’ Representative’s duties hereunder, termination of the Escrow Account and the removal or resignation of the Stockholders’ Representative.  In consideration for the Stockholders’ Representative’s services hereunder, each Impella Stockholder hereby, on his, her or its own behalf and on behalf of each of his, her or its officers, directors, employees, shareholders, agents, representatives and Affiliates, hereby releases and forever discharges the Stockholders’ Representative and each of his individual, joint or mutual past, present and future directors, officers, employees, shareholders, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors, controlling persons or entities, subsidiaries, successors and assigns (each, individually a “Releasee” and, collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or un known, suspected or unsuspected, both at law and in equity, which such Impella Stockholder now has, has ever had or may hereafter have against the respective Releasees, arising contemporaneously with, prior to or after the Closing Date in connection with any actions of or failure to act by the Stockholders’ Representative in its capacity as Stockholders’ Representative pursuant to this Agreement, whether or not related to claims or proceedings pending on, or asserted after the Closing Date; provided, that such release shall not extend to any claims that such Impella Stockholder may have arising solely from the commission of fraud by the Stockholders’ Representative.  Each Impella Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, causing to be commenced or instituted, or being involved in, any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any Releasee, based upon any matter purporting to be released hereby.  Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Impella Stockholder severally, on a pro-rata basis, shall fully indemnify and hold harmless each Releasee from and against any loss, liability, claim, damage (including consequential and incidental damages) or expense (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Impella Stockholder of any claim or other matter purported to be released hereby and (ii) the execution or performance of this Agreement or the Escrow Agreement, other than such matters which arise solely from the Stockholders’ Representatives commission of fraud.  Each Impella Stockholder acknowledges and agrees that each Releasee is an intended third party beneficiary of the release set forth herein.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF IMPELLA

Impella hereby represents and warrants to ABIOMED that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as expressly set forth herein or in the disclosure schedule delivered by Impella to ABIOMED on or before the date of this Agreement or in any supplement or amendment thereto delivered prior to the Closing and related to matters that arose after the date of this Agreement pursuant to Section 6.3 hereof (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section of the Disclosure Schedule shall qualify any other specific individual section of this Article III if and to the extent that it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other section.  All references to “Impella” in this Article III shall be deemed to be references to “Impella and its Subsidiaries” (other than in Sections 3.1 - 3.5).

3.1. Organization, Standing and Power; Subsidiaries.

(a) Organization.  Impella is an Aktiengesellschaft duly organized and validly existing under the laws of Germany, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have an Impella Material Adverse Effect.

(b) Interests in Other Entities.  Other than as set forth in Section 3.1(b) of the Disclosure Schedule, Impella does not now own, and has not in the past owned, directly or indirectly, any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Except as set forth in Section 3.1(b) of the Disclosure Schedule, Impella has not, at any time, been a general partner or managing member of any general partnership, limited partnership or other entity.

(c) Copies of Corporate Organizational Documents.  Impella has made available to ABIOMED complete and accurate copies of the Corporate Charter of Impella.

(d) Subsidiaries. Section 3.1 of the Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of organization, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers.  Each Subsidiary is an entity with limited liability duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have an Impella Material Adverse Effect.  Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Impella has delivered or made available to the Buyer correct and complete copies of the charter and by-laws (or equivalent documents) of each Subsidiary, as amended to date.  Except as set forth in Section 3.1(d) of the Disclosure Schedule, no Subsidiary of Impella is in default under or in violation of any provision of its charter or by-laws.  All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Impella or another Subsidiary of Impella are held or owned free and clear of any restrictions on transfer (other than restrictions under federal, state and foreign securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Impella or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary.  Except as set forth in Section 3.1(d) of the Disclosure Schedule, there are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  Except as set forth in Section 3.1(d) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.  Impella does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

3.2. Capitalization.

(a) Shares.  The statutory capital stock (Grundkapital) of Impella amounts to €1,292,104.00 and consists of  (i) 305,779 common shares, no par value per share, of which 305,779 shares are issued and outstanding and no shares are held in the treasury of Impella, (ii) 890,596 Class A voting preference shares, no par value per share, of which 890,596 shares are issued and outstanding and no shares are held in the treasury of Impella, and (iii) 95,729 Class B voting preference shares, no par value per share, of which 95,729 shares are issued and outstanding and no shares are held in the treasury of Impella.  Impella has, in addition, (i) an authorized capital (Genehmigtes Kapital) in an amount of €100,000.00 which authorizes the Management Board of Impella, with the approval of its Supervisory Board, to increase the statutory capital stock by up to 100,000 no par value Class C voting preference shares; (ii) contingent capital I (Bedingtes Kapital I) in an amount of €105,814.00 which shall be implemented only to the extent that holders of Impella Stock Options exercise their option rights; and (iii) contingent capital II (Bedingtes Kapital II) in an amount of €20,000.00 which shall be implemented only to the extent that holders of Impella Convertible Bonds exercise their conversion rights.

(b) Stock Ownership.  Section 3.2(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of Impella, indicating the number and class or series of Impella Outstanding Capital Stock held by each stockholder and (for shares other than common shares) the number of common shares (if any) into which such Impella Outstanding Capital Stock are convertible, (ii) all outstanding Impella Options and Impella Convertible Bonds indicating (A) the holder thereof, (B) the number and class or series of Impella common shares subject to each Impella Option and Impella Convertible Bonds and (for Impella Outstanding Capital Stock other than common shares) the number of common shares (if any) into which such Impella Outstanding Capital Stock are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Impella Option and (D) any terms regarding the acceleration of vesting, and (iii) all Stock Plans of Impella.  All of the issued and outstanding shares of Impella Outstanding Capital Stock are, and all common shares that may be issued upon exercise of Impella Options or Impella Convertible Bonds will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights (except for any preemptive rights set forth in the Shareholders’ Agreement).  Other than Impella Options, and Impella Convertible Bonds listed in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments providing for the issuance or redemption of any of its capital stock to which Impella is or will be a party or which are binding upon Impella.  Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Impella.

(c) Securities Laws and Voting Rights.  Except as disclosed on Section 3.2(c) of the Disclosure Schedule, and as contained in the Shareholders’ Agreement there are no agreements to which Impella is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, admission for listing under the German Stock Exchange Act (Börsengesetz) or listing with any other over-the-counter segment of any of the German stock exchanges, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Impella.  To the Knowledge of Impella, there are no agreements among other parties, to which Impella is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Impella.  All of the issued and outstanding Impella Outstanding Capital Stock were issued in compliance with applicable federal and state securities laws.

(d) No Consents Required.  Except with respect to the actions contemplated by Section 2.5 hereto, no consent of the holders of Impella Options or Impella Convertible Bonds is required in connection with actions contemplated by this Agreement.

3.3. Authorization of Transaction.  Impella has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder.  The execution and delivery by Impella of this Agreement and the Related Documents and the consummation by Impella of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Impella.  Assuming that this Agreement and the Related Documents constitute, or upon their execution, will constitute valid and binding agreements of ABIOMED and the other parties thereto, this Agreement and the Related Documents to which Impella is or will be a party evidence, or upon their execution and delivery will evidence, the legal, valid and binding obligations of Impella, enforceable against Impella in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally.  This Agreement has been duly executed and delivered by Impella and each of the Related Documents to which Impella is or will be a party will have been duly and validly executed and delivered by Impella, as of the date on which such Related Document is to be executed and delivered.

3.4. No Default or Violation.  The execution, delivery and performance of this Agreement and the Related Documents by Impella do not and will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator or Governmental Authority by which Impella or any of its assets or properties may be bound, or (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of Impella’s obligations under, result in the vesting or enhancement of any other Person’s rights under, or result in the creation of any lien upon any of Impella’s properties, assets, or businesses pursuant to (x) Impella’s Corporate Charter or (y) any material indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which Impella is a party or by which Impella or any of Impella’s properties or assets is bound, except those matters for which a consent or waiver has been obtained.  No “moratorium,” “control share,” “fair price” or other antitakeover law or regulation of any Governmental Authority is applicable to the Transaction or any of the Related Documents.

3.5. Financial Statements.  Impella has provided to ABIOMED (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Impella and its Subsidiaries as of and for each of the two fiscal years in the period ended December 31, 2004, and (b) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flows as of and for the three months ended March 31, 2005 (the “Most Recent Balance Sheet Date”). Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in Germany (“German GAAP”), applied on a consistent basis throughout the periods covered thereby (except as may be set forth in the notes thereto), fairly present in all material respects the financial condition, results of operations and cash flows of Impella and its Subsidiaries as of the respective dates thereof and for the respective periods referred to therein and are consistent with the books and records of Impella and its Subsidiaries; provided, however, that the unaudited Financial Statements referred to in clause (b) above do not include footnotes and are subject to normal recurring adjustments (none of which will be material).  The audits of Impella have been conducted in all material respects in accordance with German generally accepted auditing standards.  Except as set forth in Section 3.5 of the Disclosure Schedule, the Financial Statements have been prepared from the books and records of Impella and its Subsidiaries and the books and records of Impella and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal requirements including the Deutsche Handelsgesetzbuch (German Commercial Code).

3.6. Absence of Certain Changes.  Except as contemplated by this Agreement or as reflected on the Most Recent Balance Sheet or on the statements of income, changes in stockholders’ equity and cash flows as of and for the three months ended March 31, 2005, since December 31, 2004 there has not occurred:

(a) any material damage, destruction or loss with respect to any property or asset of Impella;

(b) any change by Impella in its accounting methods, principles or practices, other than (i) as set forth in Section 3.6 of the Disclosure Schedule or (ii) changes required by applicable law or German GAAP or regulatory accounting as concurred in by Impella’s independent accountants;

(c) any revaluation by Impella of any asset, including any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business;

(d) except as set forth in Section 3.6(d) of the Disclosure Schedule, any entry by Impella into any contract or commitment of more than €10,000, excluding contracts or commitments with respect to the sale of goods in the ordinary course of business;

(e) any declaration, setting aside or payment of any dividend or distribution in respect of any equity interest of Impella, or any redemption, purchase or other acquisition of any of its securities;

(f) except as set forth in Section 3.6(f) of the Disclosure Schedule, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Impella or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Impella;

(g) any strike, work stoppage, slowdown or other labor disturbance;

(h) any material election made by Impella for federal or state income tax purposes;

(i) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including liabilities as guarantor under any guarantees or liabilities for Taxes, other than in the ordinary course of business;

(j) any forgiveness or cancellation of any material indebtedness or material contractual obligation;

(k) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of Impella with a value in excess of €10,000 in the aggregate;

(l) except as set forth in Section 3.6(l) of the Disclosure Schedule, any acquisition or disposition of any assets or properties (not including any raw materials or inventory acquired or disposed of in the ordinary course of business) having a value in excess of €10,000, or any contract for any such acquisition or disposition entered into;

(m) any lease of real or personal property entered into; or

(n) any other event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, an Impella Material Adverse Effect.

3.7. Undisclosed Liabilities.  Impella does not have any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since December 31, 2004 in the ordinary course of business and (c) contractual liabilities incurred in the ordinary course of business which are not required by German GAAP to be reflected on a balance sheet.  Except as disclosed on Section 3.7 of the Disclosure Schedule, Impella does not and will not have any obligations for warranty repair or replacement, or otherwise in connection with the sale of materials, Products, services or supplies which exceed €20,000 in the aggregate.

3.8. Tax Matters.  (a) Impella has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable laws and regulations.  All Taxes due and owing by Impella (whether or not shown on any Tax Return) have been paid. Impella is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by an authority in a jurisdiction where Impella does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Impella.

(b) Impella has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) To the Knowledge of Impella, Impella does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Impella.  Impella has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Impella has not filed Tax Returns) any (a) written notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Impella; Section 3.8(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Impella for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit.  Impella has delivered to ABIOMED correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Impella filed or received since December 31, 1999.

(d) Impella has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Impella US has not filed a consent under Code section 341(f) concerning collapsible corporations.  Impella US is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment by Impella US of (a) any “excess parachute payment” within the meaning of Code section 280G in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents that will fail to be deductible by virtue of Code section 280G.  Impella US has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).  Impella US has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.  Impella is not a party to or bound by any Tax allocation or sharing agreement.  Impella US (A) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return and (B) has no liability for the Taxes of any Person under Treas. Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Impella (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Impella in filing its Tax Returns.  Since the date of the Most Recent Balance Sheet, Impella has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in German GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Impella has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, any international boycott within the meaning of section 999 of the Code.

(h) Except as set forth in Section 3.8 of the Disclosure Schedule, there has been and will be no transaction in the Company or its Subsidiaries up to and including the date of Closing which qualifies for tax purposes as a hidden distribution of profit/deemed dividend (verdeckte Gewinnausschüttung) under German law.  All legal relations between the Company and its shareholders, Affiliates and/or persons within the meaning of Section 1(2) of the German Foreign Transactions Tax Act (Außensteuergesetz) comply with the arm’s-length principle.

3.9. Assets.  Impella owns or leases all tangible assets (other than real property) necessary for the conduct of its businesses as presently conducted and will enable Impella to operate the Business immediately after the Closing Date in the same manner as operated prior to and as of the Closing Date.  Each such tangible asset (other than real property) is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Impella is not, and ABIOMED will not be, restricted from carrying out its business as currently conducted or any part thereof by any agreement, instrument, indenture or court or arbitrational decree to which Impella is a party or to which Impella or its assets (other than real property) are subject.  Impella has good and marketable title to all of the assets (other than real property) used or held for use in connection with the Products or the Business, free and clear of all Liens.  Except as set forth in Section 3.9 of the Disclosure Schedule, none of the Assets is in the possession, custody or control of any Person or entity other than Impella.

3.10. Matters Relating to Products and the Assets.

(a) Impella has disclosed to ABIOMED

(i) All sole sources of supply for any raw material, supply or component part required in connection with any Product or the Business, indicating the contractual arrangements for continued supply from each such Person, and to the Knowledge of Impella, whether practical alternative sources of supply are available on comparable terms and conditions;

(ii) All locations at which Assets are located (including locations owned or controlled by third parties);

(iii) All locations at which any Product clinical or other trials (including observational studies) are being conducted.

(b) Impella has granted access to, or made available to ABIOMED a true, correct and complete copy of full documentation in Impella’s possession, relating to all present and past Product clinical or other human trials (including observational studies), consistent with the Health Insurance Portability and Accountability Act of 1996 (HIPPA), as amended, and other such laws governing privacy of human subjects.

(c) With respect to any raw material, supply or component part for which Impella relies on a single source of supply, Impella has no reason to believe that, after the Closing, Impella would not be able to obtain such item(s) from the sole source supplier(s) on comparable terms and in reasonably sufficient amounts to conduct the Business in the ordinary course.

(d) Attached as Section 3.10(d) of the Disclosure Schedule is a true, correct and complete list of the Machinery and Equipment as of the date of this Agreement, including, with respect to each item, the original cost, the acquisition date, the accumulated depreciation and the net book value.  Such list will be updated and delivered at the Closing.

(e) Attached as Section 3.10(e) of the Disclosure Schedule is a true, correct and complete list of all open customer orders as of the date of this Agreement.  Such list will be updated and delivered at the Closing.

(f) Impella has delivered to ABIOMED a true, correct and complete schedule of historical sales information for the 12 full calendar months preceding the date of this Agreement,

including customer name, Products purchased (including quantity) by such customer during such 12-month period and the average selling price paid by such customer for each Product purchased.  Such list will be updated and delivered at the Closing.

(g) The Product Specifications and Manufacturing Documentation (a copy of which has been made available to ABIOMED) is complete and accurate.  The Product Specifications and Manufacturing Documentation includes all data and know-how used or held for use by Impella to manufacture the Products before the Closing and is current, accurate in all material respects, and sufficient in detail and content to identify and explain the designs, concepts and processes described therein and to permit a reasonably skilled person to manufacture any Product immediately following the Closing without requiring assistance or information from Impella or any other Person.

3.11. Owned Real Property.  Impella owns no real property.

3.12. Real Property Leases.  Section 3.12 of the Disclosure Schedule lists all real property leased or subleased to or by Impella.  Impella has delivered to ABIOMED complete and accurate copies of the leases and subleases listed in Section 3.12 of the Disclosure Schedule.  Except as set forth in Section 3.12 of the Disclosure Schedule, with respect to each lease and sublease listed in Section 3.12 of the Disclosure Schedule:

(a) as to Impella, the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) as to Impella, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) to the Knowledge of Impella, (i) neither Impella nor any other party, is in breach or violation of, or default under, any such lease or sublease, and (ii) no event has occurred or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Impella or any other party under such lease or sublease;

(d) Impella has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) Impella is not aware of any Lien, easement, covenant or other restriction applicable to the real property that materially impairs the current uses or the occupancy by Impella of the property subject thereto.

3.13. Intellectual Property Rights.

(a) Attached as Section 3.13(a) of the Disclosure Schedule is the following:

(i) List of all Marks;

(ii) List of all copyright registrations included in the Copyrights;

(iii) List of all patents issued to, or assigned or licensed to, Impella, together with the filing date, issue date and patent numbers of each such patent (collectively, the “Issued Patents”), indicating whether each such Issued Patent is owned by or licensed to Impella, and all applications for patents filed by Impella or by any assignor or licensor of Impella, including the title, filing date and serial number of each such application (collectively, the “Patent Applications”), indicating whether each such Patent Application is owned by or licensed to Impella;

(iv) List of all written invention disclosures made since December 17, 2002 (the date of incorporation) of Impella by any employee of Impella made in the course of their employment with Impella, or by a consultant to Impella, where such invention was made during an engagement to provide services for Impella and it was agreed the invention shall belong to Impella, and that are not otherwise covered by any of the Issued Patents or Patent Applications;

(v) List of agreements containing customary provisions with respect to non-disclosure of Impella proprietary information and assignment of inventions to Impella (each a “Confidentiality and Assignment Agreement” and collectively, the “Confidentiality and Assignment Agreements”) which Impella has entered into with the Impella Persons with respect to Impella’s Intellectual Property Rights.

(b) Impella (i) owns and holds, free and clear of all Liens, all right, title and interest in the Intellectual Property Rights, (ii) has the exclusive right to use, sell, license or dispose of the Intellectual Property Rights and (iii) has the exclusive right to bring action for the infringement of the Intellectual Property Rights.  After the Closing, Impella will continue to own the Intellectual Property Rights and will have the unrestricted right and authority to fully use and exploit (including the unrestricted right to sublicense any Intellectual Property Rights) the same for commercial purposes.  Except as set forth in Section 3.13(b) of the Disclosure Schedule, only Persons employed by Impella (each of whom has executed a Confidentiality and Assignment Agreement), or consultants to Impella who are bound by a Confidentiality and Assignment Agreement, have participated in the conception, reduction to practice, development, invention, discovery or design of any Intellectual Property Rights, and neither Impella nor any employee, consultant or other Person participating in the conception, reduction to practice, development, invention, discovery or design of any Intellectual Property Rights has used any facilities or received any remuneration from any academic or research institution or Governmental Authority attributable to such participation.  Except as described in Section 3.13(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of Impella, threatened claim or litigation contesting the patentability, validity, enforceability, ownership or right to use, sell, license or dispose of any Intellectual Property Rights, or asserting that any Intellectual Property Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use, importation, offer for sale or sale of any Product, conflicts or will conflict with the intellectual property rights of any other Person and Impella has not received any opinions of counsel relating to any such claim or litigation.

(c) The Issued Patents are in full force and effect and are not subject to any as yet unpaid Taxes, Liens, maintenance fees or annuities payable prior to the Closing.  Each Patent Application is pending issuance and no action or inaction which might result in abandonment thereof has occurred.  Neither Impella or any officer, director, employee or agent of Impella nor, to the Knowledge of Impella, any officer director, employee or agent of any other Person, has made any public disclosure, prior to the filing of any patent application resulting in an Issued Patent or prior to the filing of any Patent Application, of any matter that relates to any subject matter disclosed in an Issued Patent or Patent Application that may reasonably be expected to adversely affect the validity or issuance of such Issued Patent or any patent issuing from a Patent Application.  To the Knowledge of Impella, no facts or circumstances exist that could result in the invalidation or in a finding of unenforceability or unpatentability of any of the Issued Patents or any of the patents issuing on any of the Patent Applications, and none of the claims in the Patent Applications has been finally rejected without further recourse available to Impella.  To the Knowledge of Impella, all Issued Patents are valid and enforceable, and all patents, if any, issuing on any of the Patent Applications, will be valid and enforceable.

(d) Except as set forth in Section 3.13(d) of the Disclosure Schedule, the Intellectual Property Rights constitute all intellectual property rights that are or have been material or necessary for the design, development, manufacture, operation, sale or use of Products or for the conduct of the Business, as conducted by Impella prior to the Closing Date.

(e) Neither Impella nor to the Knowledge of Impella, any Impella Person has misappropriated any patent, invention, process, method, compound, design, formula or other proprietary or intellectual property rights of any third Person.  The practice of the Intellectual Property Rights, as practiced by Impella prior to the Closing, does not infringe or otherwise violate any proprietary rights of any third Person.  Except as set forth in Section 3.13(e) of the Disclosure Schedule, Impella has received no notice of any such infringement or alleged infringement prior to the Closing Date.  The consummation of the transactions contemplated by this Agreement and the Related Documents and the use by Impella immediately after the Closing of the Intellectual Property Rights will not infringe or otherwise violate any proprietary rights of any third Person.  To the Knowledge of Impella, there are no rights owned by any third party which would prevent the development, manufacture, operation, sale or use by Impella or any Affiliate of Impella of any Product or that would materially impede the ongoing operation of the Business.  Impella has received no notice from a third party offering a license under such third party’s intellectual property rights that relates to any Product.

(f) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not: (i) constitute a breach of any instrument or agreement governing any Intellectual Property Rights, (ii) cause the modification of any terms of any licenses or agreements relating to any Intellectual Property Rights including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Intellectual Property Rights, (iv) give rise to a right of forfeiture or termination of any Intellectual Property Rights, or (v) impair the right of Impella, or its Affiliates to develop, manufacture, use, sell, offer for sale, import or license any Product or Intellectual Property Rights.

(g) Impella is not obligated to make any payments to any third Person with respect to the Intellectual Property Rights, whether by way of royalties, fees or otherwise (except for maintenance and renewal fees payable to Governmental Authorities).

(h) The Marks are the only trademarks, service marks or trade names used in the Business.  Impella is the sole and exclusive owner of the Marks, free and clear of all Liens.  To the Knowledge of Impella, (x) use by Impella of the Marks has not and does not infringe any trademarks, service marks or trade names belonging to any other Person, and (y) no Person has infringed any of the Marks.  To the Knowledge of Impella, no facts or circumstances exist that could reasonably be expected to result in the invalidation or in a cancellation of any of the Marks.

(i) Impella is the sole and exclusive owner of the Trade Dress, free and clear of all Liens.  To the knowledge of Impella, use by Impella of the Trade Dress has not and does not infringe any intellectual property rights belonging to any other Person, and no Person has infringed any Intellectual Property Rights related to the Trade Dress.

(j) Impella is the sole owner of all Trade Secrets, free and clear of all Liens or legal or equitable claims of any other Person.  Impella has not misappropriated any of the Trade Secrets from any third Person.  Neither Impella nor any officer, director, employee, agent or Affiliate of Impella, nor to the Knowledge of Impella, any other Person has (i) taken or omitted to take any action that has made or may make the Trade Secrets part of public knowledge or literature or (ii) used, divulged, or appropriated the Trade Secrets for the benefit of any Person or to the detriment of Impella.  Impella has taken all reasonable steps to protect the confidentiality of all Trade Secrets, including entering into the Confidentiality and Assignment Agreements described on Section 3.13(a)(v) of the Disclosure Schedule hereto, with all employees and consultants having access to confidential information requiring them not to disclose such information or to use the same for their own benefit or for the benefit of any other Person.  To the Knowledge of Impella, no Person is in breach of any such Confidentiality and Assignment Agreement in any respect that could adversely affect the Intellectual Property Rights or Impella’s rights therein.

(k) Impella has received no notice from any Person alleging that any of the Issued Patents are invalid or unenforceable and Impella has received no opinions (written or oral) regarding the Issued Patents that have not been disclosed in the Disclosure Schedule.

(l) Except as set forth in Section 3.13(l) of the Disclosure Schedule, the Intellectual Property Rights are freely transferable by Impella without the consent of or notice to any third Person.  The transactions contemplated hereby will not adversely affect the rights or claimed rights of, or result in the payment of any royalty or consideration to, any third Person.

(m) Each of the Impella Persons listed on Section 3.13(m) of the Disclosure Schedule has executed a Confidentiality and Assignment Agreement, which provides for valid and enforceable assignments to Impella of any and all rights or claims in any intellectual property that any such Impella Person has developed during the course of his or her employment with Impella in the Business.  Impella possesses signed copies of all such Confidentiality and Assignment Agreements with such Impella Persons.  The list of Impella Persons set forth on Section 3.13(m) of the Disclosure Schedule includes all such current Impella Persons.

(n) Section 3.13(n) of the Disclosure Schedule contains a true, accurate and complete list of the computer software owned or used by Impella, and that is material to the ongoing operation of the Business, and indicates whether such software is owned by or licensed to Impella.  Except as set forth in Section 3.13(n) of the Disclosure Schedule, all of such computer software is freely transferable by Impella without the consent of or notice to any third Person and Impella’s use of such software after the Closing for the ongoing operation of the Business will not infringe on or otherwise adversely affect the rights or claimed rights of, or result in the payment of any royalty or consideration to, any third Person.

(o) Other than any licensed patent rights identified in Section 3.13(a)(iii) of the Disclosure Schedule or off-the-shelf software, there is no third party intellectual property that is licensed or otherwise used by Impella under a right granted by a third party (i) which is or would be material to the Business or the Products or (ii) that is in any way related to the Patents or the Patent Rights.

3.14. Inventory.  Except as set forth in Section 3.14 of the Disclosure Schedule: (i) all inventory of Impella, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Most Recent Balance Sheet and (ii) all inventories not written off have been priced at the lower of cost or market on a first-in, first-out basis.

3.15. Contracts.

(a) Listed Agreements.  Section 3.15 of the Disclosure Schedule lists the following agreements (written or oral) to which Impella is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of €10,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of Products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of €10,000 (excluding agreements for the sale of goods in the ordinary course of business), or (C) in which Impella has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Products or territory, or has agreed to purchase a minimum quantity of goods or services, or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than €25,000 or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(v) any agreement under which Impella or one of its Subsidiaries is bound by a confidentiality or noncompetition provision;

(vi) any agreement for personal services or employment with any of Impella’s employees not terminable by Impella before or after the Closing upon not more than 10 days’ notice without penalty or any other liability;

(vii) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or other arrangement covering Impella’s employees;

(viii) any agreement involving any current or former officer, director or stockholder of Impella or any Affiliate or any family member of any of the foregoing;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have an Impella Material Adverse Effect;

(x) any agreement (A) which contains any provisions requiring Impella to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of Products entered into in the ordinary course of business on terms no less favorable to Impella than the Standard Terms), or (B) relating to the extension of credit by Impella or guaranteeing by Impella of any obligation of any third party;

(xi) any contract or agreement that provides any discount other than pursuant to Impella’s standard discount terms;

(xii) any contract providing for the payment of a commission or other fee calculated as or by reference to the profits or revenues of Impella or of any business segment of Impella;

(xiii) any contract or agreement not described above that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of Impella; and

(xiv) any other agreement (or group of related agreements) either involving more than €25,000 or not entered into in the ordinary course of business.

(b) Delivery of Listed Agreements.  Impella has delivered to ABIOMED a complete and accurate copy of each written agreement listed in Section 3.15 of the Disclosure Schedule (the “Listed Agreements”).

(c) No Default.  With respect to each Listed Agreement:  (i) the agreement is legal, valid, binding and enforceable against Impella or its Subsidiaries, as the case may be, and to the Knowledge of Impella, against the other parties thereto, in each case, in accordance with its respective terms, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect against Impella or its Subsidiaries, as the case may be, and to the Knowledge of Impella, against the other parties thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Impella, nor, to the Knowledge of Impella, any other party, is in material breach or violation of, or in default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of Impella, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Impella or, to the Knowledge of Impella, any other party under such agreement.  No written notice, or, to the Knowledge of Impella, other notice, has been received by Impella with respect to the possible termination or modification of any of the Listed Agreements, and, to the Knowledge of Impella, Impella has no reason to believe that any business or financial relationship with any party to a Listed Agreement is likely to be adversely affected by consummation of the transactions contemplated by this Agreement.

3.16. Accounts Receivable; Accounts Payable.

(a) Accounts Receivable.  Impella has provided to ABIOMED a true, correct and complete list, including aging information, of all of Impella’s accounts receivable as of the Most Recent Balance Sheet Date.  All accounts receivable and vendor accounts receivable of Impella reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims except as provided for in the reserve for bad debts on the Most Recent Balance Sheet.  Except as set forth in Section 3.16 of the Disclosure Schedule, all accounts receivable and vendor accounts receivable reflected in the financial or accounting records of Impella that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims except as provided for in the reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

(b) Accounts Payable.  Impella has provided to ABIOMED a true, correct and complete list, including aging information, of all of Impella’s accounts payable as of the Most Recent Balance Sheet Date.

3.17. Powers of Attorney.  Other than the authorized signatories named in Section 3.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Impella.

3.18. Insurance.  Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, Product liability and automobile insurance policies and bond and surety arrangements) to which Impella is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Impella.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, Impella has no reason to believe that it will be liable for retroactive premiums or similar payments, and Impella is otherwise in compliance in all material respects with the terms of such policies.  Impella has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.19. Litigation.  There is no Litigation Matter which is pending or has been threatened in writing against Impella which (a) seeks either damages in excess of €25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  Neither Impella, nor any property or asset of Impella, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts Impella’s ability to conduct business in any area in which it presently does business or which has, or could reasonably be expected to have, either individually or in the aggregate, an Impella Material Adverse Effect.

3.20. Warranties; Customer Complaints.

(a) Impella Obligations.  No Product or service manufactured, sold, leased, licensed or delivered by Impella is subject to any guaranty, warranty, right of return, right of credit or other indemnity of Impella (collectively, the “Impella Obligations”) other than the applicable standard terms and conditions of sale or lease of Impella, which are set forth in Section 3.20 of the Disclosure Schedule (the “Standard Terms”).

(b) Product Liability Litigation.  Neither Impella nor any officer or director of Impella is or has been a defendant in any Product liability litigation relating to any Product sold by Impella, and no such litigation is pending, or, to the Knowledge of Impella, has been threatened.

(c) Complaints and Warranty Claims.  Set forth on Section 3.20 of the Disclosure Schedule is a description of all written customer complaints received by Impella over the past year and a list of all warranty obligations outstanding with respect to any Product as of the date hereof.

3.21. Complaint Log.  Impella’s complaint handling system has been made available for review by ABIOMED and contains complete and correct information about all deaths, serious injuries, malfunctions, events requiring remedial action to prevent an unreasonable risk of harm, or other adverse events relating to all Products made known to Impella and required to be reported in compliance with applicable law.  Impella’s records also contain complete and accurate information about all Products returned to Impella because of warranty or other problems.  Impella’s records relating to credits and allowances made with respect to any returned Product have been made available for review by ABIOMED and are true and correct in all material respects.  Except as disclosed in Section 3.21 of the Disclosure Schedule, Impella has made no modifications to any Product because of warranty or other claims concerning the defects in such returned Product.  Impella maintains no other records of warranty or other Product defect claims other than its complaint handling system.

3.22. Employees.

(a) Employees and Consultants.  Section 3.22 of the Disclosure Schedule lists each employee or consultant of Impella as of the date hereof.  Impella has previously delivered to ABIOMED a true, correct and complete list which sets forth each employee’s and consultant’s date of hire, title, department, leave status, current salary, rate of compensation, current bonus eligibility, accrued vacation, retention or severance eligibility and accrued sick time, and for 2004 each employee’s or consultant’s salary, bonus, commissions and total compensation paid. Impella will update such lists as of the Closing.  To the Knowledge of Impella, no Key

Employee or group of employees has any plans to terminate employment with Impella except as set forth in Section 3.22(a) of the Disclosure Schedule.

(b) Service Agreements.  Section 3.22 of the Disclosure Schedule contains a complete list of all service agreements (Dienstverträge) concluded with current members of the management board (Vorstand).

(c) Non-Competition.  Section 3.22 of the Disclosure Schedule contains a complete list of all employees of Impella who are a party to a non-competition agreement with Impella; copies of such agreements have previously been delivered to ABIOMED.

(d) Labor Agreements.  Impella is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the Knowledge of Impella, there have not been any organizational efforts made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Impella.

(e) Works Council.  As of the date hereof, there is no works council established and no works council elections initiated at Impella.  Impella is not a party to or bound by any works agreement.

(f) Compliance.  Impella is in material compliance with all laws, rules and regulations regarding the regulation of labor, hiring, employment standards, workplace human rights, pay equity, employment equity, health and safety.  No independent contractor, consultant, freelancer or other person working, or providing work or services for or with respect to Impella is improperly classified by Impella as an employee of Impella.

(g) Employee Claims.  Impella has paid all amounts currently due to its employees and consultants, as of the date hereof, as well as all matured social security contributions, other statutory contributions related to its employees (e.g. contributions to the employer’s liability insurance association - Berufsgenossenschaftliche Unfallversicherung) and premiums for other insurance on behalf of its employees.

(h) Litigation.  Except as disclosed in Section 3.22 of the Disclosure Schedule, Impella is not a party to any labor disputes.

3.23. Employee Benefits.

(a) Section 3.23(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Impella or with respect to which Impella may have any material liability (the “Impella Plans”).

(b) Complete and accurate copies of (i) all Impella Plans which have been reduced to writing, (ii) all related determination letters received from any Governmental Authority, (iii) written summaries of all unwritten Impella Plans, (iv) all related trust agreements, insurance contracts and summary plan descriptions, and (v) all related annual reports filed with any Governmental Authority and all plan financial statements for the last three plan years for each Impella Plan, have been delivered or made available to ABIOMED.

(c) Each Impella Plan has been maintained, funded and administered in all material respects in accordance with its terms, and Impella has in all material respects met its obligations with respect to such Impella Plan and has made all required contributions thereto.  Each Impella Plan has been maintained in compliance in all material respects with the currently applicable provisions of applicable laws.

(d) All required reports and descriptions have in all material respects been timely filed and/or distributed in accordance with the requirements of applicable law with respect to each Impella Plan.

(e) There are no Litigation Matters (except claims for benefits payable in the normal operation of the Impella Plans and proceedings with respect to qualified domestic relations orders) pending, or to the Knowledge of Impella, threatened, with respect to any Impella Plan, that could give rise to any material liability.

(f) Impella has not contributed to, nor has any obligation to contribute to, or has any material liability under or with respect to any Impella Plan that is a defined benefit pension plan.

(g) Impella does not maintain, contribute to, or have an obligation to contribute to, or have any material liability with respect to, any Impella Plan providing retiree health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Impella (other than post-termination coverage under COBRA or other applicable laws).

(h) No act or omission has occurred and no condition exists with respect to any Impella Plan maintained by Impella that would subject Impella to (i) any material fine, penalty, tax or liability of any kind imposed under applicable law or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Impella Plan.

(i) No Impella Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Impella from amending or terminating any such Impella Plan.

(j) Section 3.23(j) of the Disclosure Schedule discloses each:  (i) agreement between Impella and any director, executive officer or other key employee of Impella (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Impella of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment in excess of more than one year or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding Impella, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Impella Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.24. Environmental Matters.

(a) Compliance.  Impella is in material compliance with applicable Environmental Laws.  No real property (including buildings or other structures) currently owned, operated, or leased, or, to the Knowledge of Impella, formerly owned, operated or leased by Impella (“Impella Property”), has been contaminated with, or has had any release of, any Hazardous Substance during the time that Impella leased or occupied such property, or to the Knowledge of Impella, such other times, except in compliance with Environmental Laws; Impella has not participated in the management regarding Hazardous Substances of any Impella Property which has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws.

(b) No Hazardous Substances.  To the Knowledge of Impella, Impella (i) has no liability for any Hazardous Substance disposal or contamination on any third party property, (ii) has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law, and (iii) is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party arising under any Environmental Law.

(c) No Claims.  To the Knowledge of Impella, there are no circumstances or conditions (including the presence of friable asbestos, underground storage tanks, lead Products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Impella or any of its Subsidiaries, any currently or formerly owned or operated property, or any Impella Property, that could reasonably be expected to result in any claims or liability against Impella or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Impella Property.

(d) Reports.  To the Knowledge of Impella, Impella has delivered to ABIOMED copies of or provided access to all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Impella or any currently or formerly owned or operated property or any Impella Property.

(e) Definitions.  As used herein, the term “Environmental Laws” means any law, regulation, order, decree, permit, authorization, opinion or agency requirement of any Governmental Authority relating to:  (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance.  The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum product or by-product, friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

3.25. Licenses and Permits; Regulatory Filings; Legal Compliance.

(a) List of Permits.  Attached as Section 3.25(a) of the Disclosure Schedule is a true, correct and complete list of all licenses, permits, orders, franchises, certificates, and other authorizations of Governmental Authorities, consents, rights, concurrences, registrations and approvals issued by any Governmental Authority or organization, including all CE Marking certifications obtained from Notified Bodies, FDA 510(k) pre-market notifications (“510(k)s”), FDA pre-market approvals (“PMAs”), investigational device exemptions (“IDEs”), approvals or opinions from any Ethics Committee relating to the conduct of any Product clinical trial sponsored by Impella within the European Union (“Consents from Ethics Committees”), facilities registrations, and other FDA authorizations (individually and collectively, the “Permits”).

(b) Access to Correspondence.  To the extent not listed pursuant to Section 3.25(a), Impella has provided ABIOMED access to all of Impella’s applications, registrations, approvals and filings with, and other submissions and other correspondence to or from, any Notified Body, any other Governmental Authority of any EU Member State (including, for example, the German BfArM), the FDA, and any state counterpart, and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under the FDA 510(k) procedure, IDE process, the PMA process or otherwise), including all warning letters, all vigilance reports, all adverse event reports, all correspondence relating to all audits by Notified Bodies or any other Governmental Authority, FDA audits, all responses to Notified Bodies or any other Governmental Authority, all facilities registration documentation and all device listing documentation that it has in its possession (individually and collectively, the “Regulatory Correspondence”).

(c) Permits Valid.  All the Permits are valid and in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete when submitted, and Impella knows of no impediment to any renewal thereof.  Impella is in material compliance with the respective requirements, conditions and provisions of all Permits and Impella has not been informed in writing (or, to the Knowledge of Impella, orally) by (i) any Governmental Authority or (ii) any lawyer or consultant (knowledgeable in the relevant field) of Impella of any deficiency with respect to any Permit.  No proceeding is pending or, to the Knowledge of Impella, threatened to revoke or amend any of such Product Permits, nor are there facts or circumstances of which Impella is aware which form a basis upon which a Governmental Authority reasonably could seek to revoke or amend any Permit.  Except as disclosed on Section 3.25(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a modification, impairment, revocation, suspension or limitation of any Permit.  Except as disclosed in Section 3.25(c) of the Disclosure Schedule, no Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.26. Conduct of Business in Compliance with Regulatory Requirements.

(a) Compliance.  Impella is in compliance with the Regulatory Law and each applicable regulation, rule, ordinance, order, judgment, requirement, directive, decree and code promulgated or rendered by any Governmental Authority.  Except as set forth in Section 3.26 of the Disclosure Schedule, since its inception, Impella has not been required by any Governmental Authority to make, nor has voluntarily undertaken, any Product recall, nor has Impella been inhibited in the research and development, manufacture, clinical testing, production, marketing, advertising, distribution, use, offer for sale or sale of any Product as a result of any specific action of, or notification from, any Governmental Authority, and, to the Knowledge of Impella, there is no action or proceeding threatened by the FDA, the BfArM or any other European Union, German, United States or other Governmental Authority or multinational organization against Impella, other than regulatory actions and proceedings commenced prior to the date of this Agreement generally known to the public affecting the medical device industry generally (and not specifically relating to Impella or the Business).

(b) No Notices.  Except as set forth in Section 3.26 of the Disclosure Schedule or in the Regulatory Correspondence, since its inception, Impella has not received notice of and, to the Knowledge of Impella, is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, audit, or other compliance or enforcement action, relating to any Product or to the facilities in which any Product is manufactured or handled, by any Governmental Authority.

(c) All Necessary Approvals.  Except as set forth in Section 3.26 of the Disclosure Schedule, Impella has obtained or, prior to the Closing, will obtain (unless such condition is waived by ABIOMED prior to the Closing) all necessary approvals, certifications, registrations and authorizations from, has made or will make all necessary and appropriate applications and other submissions to, and has prepared and maintained or will prepare and maintain all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of all applicable Governmental Authorities for its current and past business activities and for the sale of any Product within the European Union and the United States, including any necessary CE Marking certifications, 510(k)s, PMAs, IDEs, Consents from Ethics Committees, line extension letters relating any Product to existing 510(k)s, studies of safety and efficacy, design and engineering specifications and modifications, device history records, certificates of export, and MDRs.

(d) No False Statements.  Except as set forth in Section 3.26 of the Disclosure Schedule, Impella has not made any material false statement in, or material omission from, the applications, approvals, reports, or other submissions to the FDA or other Governmental Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or other Governmental Authorities relating to any Product, including any CE Marking certifications, 510(k)s, PMAs, IDEs, Consents from Ethics Committees, vigilance reports, line extension letters, documentation of safety and efficacy, studies or documentation of equivalency, Product labeling, device history records, certificates of export, or MDRs.

(e) Third Party Actions.  Except as set forth in Section 3.26 of the Disclosure Schedule, since its inception, to the Knowledge of Impella, no third party, contractor,

investigator, or researcher, employed or retained by Impella or otherwise acting on behalf of Impella, has made any material false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for the FDA or other Governmental Authorities relating to any Product, nor has any such third party, contractor, investigator or researcher failed to substantially comply with any testing requirements, study protocols or requirements to obtain any Consent from Ethics Committees in connection with work performed on behalf of Impella or work otherwise relied upon by Impella in its submissions and documentation for the FDA or other Governmental Authorities.

(f) No Gratuities.  Neither Impella nor, to the Knowledge of Impella, any third Person or agent for Impella has made or offered any payment, gratuity, or other thing of value that is prohibited by any law or regulation to personnel of any Governmental Authorities.

(g) No Notification.  Except as set forth in Section 3.26 of the Disclosure Schedule, since its inception, Impella has not received any notification, written or verbal, which remains unresolved, from any Governmental Authorities indicating that any Product is unsafe or ineffective for its intended use, or that any Product labeling fails to disclose its intended use, provide adequate directions for use, or contains any false or misleading representation.

(h) General.  Impella, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any Governmental Authority, and Impella has not received notice of any material violations of any of the above.

3.27. Customers and Suppliers.

(a) Customers.  Section 3.27(a) of the Disclosure Schedule sets forth a list of Impella’s largest 10 customers during the fiscal year ended December 31, 2004 and the amount of revenues accounted for by each such customer during such period.  Except as set forth in Section 3.27(a) of the Disclosure Schedule, to the Knowledge of Impella, none of Impella’s top 10 customers in the fiscal year ended December 31, 2004 has indicated that it will stop, or materially decrease the rate of, buying Products from Impella.

(b) Vendors.  Impella believes that its business relationships with vendors, manufacturers and resellers (“Business Vendors”) with whom it has business dealings are generally satisfactory.  Section 3.27(b) of the Disclosure Schedule sets forth a list of the largest Business Vendors that accounted for approximately eighty percent (80%) of Impella’s purchases during the last full fiscal year.  Impella does not now have a material dispute with any such listed Business Vendor (except as listed in Section 3.27(b) of the Disclosure Schedule).  During the past fiscal year, Impella has not received any written notice that indicates dissatisfaction with Impella’s performance of its obligations to such listed Business Vendors.  No written notice has been received by Impella with respect to the possible termination or modification of any relationship with any such listed Business Vendor, including modifications in co-op funds, rebates or marketing funds (other than industry-wide notices not specific to Impella), and Impella has no reason to believe that any business or financial relationship with a Business Vendor is likely to be adversely affected by consummation of the Closing.

3.28. Prepayments, Prebilled Invoices and Deposits.  Section 3.28 of the Disclosure Schedule sets forth (a) all prepayments, prebilled invoices and deposits in amounts, on a per customer basis, greater than €2,000 that have been received by Impella as of the date of this Agreement from customers for Products to be shipped, or services to be performed, after the Closing Date, and (b) with respect to each such prepayment, prebilled invoice or deposit, (i) the party and contract credited, (ii) the date received or invoiced, (iii) the Products and/or services to be delivered and (iv) the conditions for the return of such prepayment, prebilled invoice or deposit.  Except as set forth in Section 3.28 of the Disclosure Schedule, all prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with German GAAP applied on a consistent basis with the past practice of Impella.

3.29. Competing Interests.  None of Impella, or, to the Knowledge of Impella, any director, officer, agent or employee of Impella, or any Affiliate or family member of any of the foregoing (a) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of Impella or that otherwise has material business dealings with Impella (other than ownership through a mutual fund or similar investment vehicle) or (b) is a party to, or otherwise has any direct or indirect interest opposed to Impella under, any material agreement or other business relationship or arrangement material to Impella, provided that the foregoing clauses (a) and (b) will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class.  Neither Impella, nor, to the Knowledge of Impella, any director, officer, agent or employee of Impella, is a party to any non-competition, non-solicitation, exclusivity or other similar agreement that would in any way restrict or adversely affect the business or activities of Impella or ABIOMED.

3.30. Interests of Impella Insiders.  No director, officer or employee of Impella, or any Affiliate or immediate family member of any of the foregoing, (i) has any interest in any property, real or personal, tangible or intangible, including Impella Intellectual Property Rights used in or pertaining to the business of Impella, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans or (ii) is owed any money by Impella, except salary and other benefits payable in the ordinary course of business.

3.31. Brokers’ Fees.  Impella does not have and will not have any direct or indirect liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement.

3.32. No Existing Discussions.  As of the date of this Agreement, Impella is not engaged, directly or indirectly, in any discussions or negotiations with any party other than ABIOMED with respect to a liquidation, dissolution, sale of all or substantially all of the assets of Impella, merger or consolidation involving Impella.

3.33. Books and Records.  The minute books and other similar records of Impella as provided to ABIOMED contain complete and accurate records of all material actions taken at any meetings of Impella’s stockholders, Supervisory Board or Management Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of Impella accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Impella and have been maintained in accordance with good business and bookkeeping practices.

3.34. Disclosure.  No representation or warranty by Impella or the Impella Stockholders contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate delivered or to be delivered by Impella or the Impella Stockholders at or prior to the Closing pursuant to this Agreement, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV.
THE IMPELLA STOCKHOLDERS

4.1. Representations and Warranties of the Impella Stockholders.  The Impella Stockholders represent and warrant to ABIOMED, severally and not jointly, as follows:

(a) Ownership of Impella Outstanding Capital Stock.  Each Impella Stockholder is the sole and exclusive record and beneficial owner of that number of shares of Impella Outstanding Capital Stock as is set forth opposite his name on Schedule I to this Agreement.  Each Impella Stockholder possesses good and merchantable title to its Impella Outstanding Capital Stock and owns its Impella Outstanding Capital Stock free and clear of any and all Liens of any nature or kind, including any agreement, understanding, or restriction affecting voting rights or other incidents of record or beneficial ownership pertaining to the Impella Outstanding Capital Stock, except as set forth in the Corporate Charter of Impella and the Shareholders’ Agreement.  Except as set forth in the Corporate Charter of Impella and the Shareholders’ Agreement, each Impella Stockholder has the absolute and unconditional right to sell, assign, transfer and deliver its Impella Outstanding Capital Stock and, upon Closing, ABIOMED will own the entire right, title and interest to all outstanding shares of Impella Outstanding Capital Stock, free and clear of all Liens of any nature whatsoever.  Each representation or warranty made in this Section 4.1(a) by one Impella Stockholder that relates to facts or circumstances unique to another Impella Stockholder shall be deemed to have been made “to their knowledge.”

(b) Authorization of Transaction.  Each Impella Stockholder has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Impella Stockholder of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Impella Stockholder.  Assuming that this Agreement and the Related Documents constitute, or upon their execution, will constitute, valid and binding agreements of ABIOMED and the other parties thereto, this Agreement and the Related Documents to which each such Impella Stockholder is or will be a party evidence, or upon their execution and delivery will evidence, the legal, valid and binding obligations of such Impella Stockholder, enforceable against such Impella Stockholder in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally.  This Agreement has been duly executed and delivered by each Impella Stockholder and each of the Related Documents to which it is a party or to which it will be a party will have been duly and validly executed and delivered by such Impella Stockholder, as of the date on which such Related Document is to be executed and delivered.

(c) No Default or Violation. The execution, delivery and performance of this Agreement and the Related Documents by each Impella Stockholder do not and will not (i) violate or require any registration, qualification, consent, approval, or filing under, (x) any law, statute, ordinance, rule or regulation, or (y) any judgment, injunction, order, writ or decree of any court, arbitrator or Governmental Authority by which such Impella Stockholder or its shares of Impella Outstanding Capital Stock may be bound, or (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of such Impella Stockholder’s obligations under, result in the vesting or enhancement of any other Person’s rights under, or result in the creation of any lien upon any of such Stockholder’s shares of Impella Outstanding Capital Stock pursuant to (x) any corporate charter or by-laws or (y) any material indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which such Impella Stockholder is a party or by which such Impella Stockholder or any of its shares of Impella Outstanding Capital Stock are bound (except in each case where such matters would not prevent or delay the transactions contemplated hereby.)

(d) Investment Representations.

(i) Each Impella Stockholder represents and warrants to ABIOMED as follows:

(A) Such Impella Stockholder understands that the shares of ABIOMED Common Stock to be received by such Impella Stockholder hereunder will not have been registered or qualified under the Securities Act or under the securities laws of any jurisdiction, and other than pursuant to its obligations under the Registration Rights Agreement, ABIOMED is not, nor will it be, under any obligation to register such shares of ABIOMED Common Stock under the Securities Act or the Securities laws of any jurisdiction.  Such Impella Stockholder further understands that such shares of ABIOMED Common Stock will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that, as such, such shares of ABIOMED Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available.

(B) Such Impella Stockholder is acquiring the shares of ABIOMED Common Stock to be received by it hereunder for its own account for investment and not for, with a view to or in connection with any resale or distribution thereof in a manner that violates the Securities Act or any other applicable securities laws.

(C) Such Impella Stockholder by reason of its business and financial experience, and the business and financial experience of those persons retained by such Impella Stockholder to advise it with respect to its investment in the shares of ABIOMED Common Stock to be received by it hereunder, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.  Such Impella Stockholder acknowledges and understands that ABIOMED’s filings with the Securities and Exchange Commission are publicly available for review via the SEC’s EDGAR website.  Except as indicated on Schedule I, such Impella Stockholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(ii) Except as otherwise indicated in Schedule I, each Impella Stockholder whose address listed on Schedule I is located outside the United States further represents and warrants to ABIOMED as follows:

(A) If such Impella Stockholder is an individual, the address for such Impella Stockholder set forth on Schedule I is the true jurisdiction of citizenship, residence and domicile of such Impella Stockholder, and such Impella Stockholder has no present intention of becoming a citizen, resident or domiciliary of any other state or jurisdiction.  If a corporation, trust, partnership or other entity, such Impella Stockholder was organized under the laws of the jurisdiction of its principal place of business and has its principal place of business at the address set forth for such Impella Stockholder on Schedule I.

(B) Such Impella Stockholder, if an individual, was present in the United States during the current year and the two preceding calendar years for less than 183 days in each year.

(C) No offer of the ABIOMED Common Stock was made to such Impella Stockholder in the United States.

(D) At the time such Impella Stockholder executed this Agreement, such Impella Stockholder was located outside the United States.

(E) Such Impella Stockholder is not a U.S. Person and is not acquiring ABIOMED Common Stock hereunder for the account or benefit of any U.S. Person.

(F) Such Impella Stockholder agrees to resell the ABIOMED Common Stock to be acquired hereunder only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.  The undersigned also agrees not to engage in hedging transactions with regard to such ABIOMED Common Stock.

(e) Approval of Agreement and Waiver of Right to Dissent.  Each of the Impella Stockholders has approved the Agreement, and to the extent that they may be entitled to notice, appraisal rights, dissenter rights, minority shareholder rights, or any similar rights granted under any applicable law, each Impella Stockholder has waived such rights and has agreed not to sue any party to this Agreement related to such rights.

(f) Brokers’ Fees.  The Impella Stockholders do not have and will not have any direct or indirect liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement.

4.2. Role of the Stockholders’ Representative.  Each Impella Stockholder acknowledges and agrees that the Stockholders’ Representative has been appointed to represent him in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and specifically confirms his agreement to the role, responsibilities, and limited liability of the Stockholders’ Representative.  Each Impella Stockholder also acknowledges and agrees that his sole right to receive his portion of the Consideration and  to take actions with respect to any amendment, assignment, actual or potential breach of this Agreement or the Related Documents or with respect to the transactions contemplated hereby or thereby shall be through and by means of the Stockholders’ Representative.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ABIOMED

ABIOMED hereby represents and warrants to Impella that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as expressly set forth herein or in the disclosure schedule delivered by ABIOMED to Impella on or before the date of this Agreement or in any supplement or amendment thereto delivered prior to the Closing and related to matters that arose after the date of this Agreement pursuant to Section 6.3 hereof.

5.1. Organization, Standing and Power.  ABIOMED is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business, is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have an ABIOMED Material Adverse Effect.

5.2. Authority; No Conflict; Required Filings and Consents.

(a) Authorization of Transaction.  ABIOMED has all requisite corporate power and authority to enter into this Agreement and the Related Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and such Related Documents.  The execution and delivery by ABIOMED of this Agreement and the Related Documents and the consummation by ABIOMED of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of ABIOMED.  This Agreement and the Related Documents to which ABIOMED is or will be a party evidence, or upon their execution will evidence, the legal, valid and binding obligations of ABIOMED, enforceable against ABIOMED in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally.  This Agreement has been duly executed and delivered by ABIOMED and each of the Related

Documents to which ABIOMED is or will be a party will have been duly and validly executed and delivered by ABIOMED, as of the date on which such Related Document is to be executed and delivered.

(b) No Conflict.  Neither the execution and delivery by ABIOMED of this Agreement and the Related Documents, nor the consummation by ABIOMED of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Corporate Charter or By-laws of ABIOMED, (b) require on the part of ABIOMED any declaration, filing or registration with, or any permit, order, authorization, consent or approval of any Person or Governmental Authority, other than filings required under applicable securities laws and the rules of the NASDAQ Stock Market, Inc., (c) conflict with, result in a breach of, modification, termination or violation of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to amend, terminate, modify or cancel, or require any notice, consent or waiver under, or in any manner release any party thereto from any obligation under, any material contract or instrument to which ABIOMED is a party or by which ABIOMED is bound or to which any of their assets is subject, (d) result in the imposition of any Lien upon any assets of ABIOMED or (e) conflict with, violate, or result in any loss of benefit under any permit, concession, franchise order, judgment, writ, injunction, decree, statute, rule or regulation applicable to ABIOMED, or any of its properties or assets.

5.3. Capitalization.  The authorized capital stock of ABIOMED consists of 1,000,000 shares of Class B Preferred Stock, US $.01 per value per share, of which no shares are issued and outstanding, and 100,000,000 shares of Common Stock US $.01 per value per share (the “ABIOMED Common Stock”), of which as of February 1, 2005, 22,043,292 shares were issued and outstanding.

5.4. Litigation.  There is no Litigation Matter which is pending or has been threatened in writing against ABIOMED which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  Neither ABIOMED, nor any property or asset of ABIOMED, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts ABIOMED’s ability to conduct business in any area in which it presently does business.

5.5. ABIOMED SEC Filings and Financial Statements.  Since September 30, 2002, ABIOMED has filed all forms, reports and other documents required to be filed by it with the United States Securities and Exchange Commission (the “ABIOMED SEC Filings”), pursuant to the reporting requirements of the Exchange Act and the Securities Act, or otherwise.  As of their respective date, the ABIOMED SEC Filings, as amended if relevant, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed.  None of such ABIOMED SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the foregoing representation does not apply to any matter in any ABIOMED SEC Filing filed prior to the date of this Agreement that was superseded by and corrected in a subsequent ABIOMED SEC Filing filed prior to the date of this Agreement.  The ABIOMED SEC Filings contain all material information concerning ABIOMED, and no event or circumstance not disclosed in the ABIOMED SEC Filings has occurred which would require ABIOMED to disclose such event or circumstance in order to make the statements in the ABIOMED SEC Filings not misleading on the date hereof.  The consolidated financial statements of ABIOMED included in the ABIOMED SEC Filings, fairly present, in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of ABIOMED and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which will be material) and complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates and have been prepared in accordance with U.S. GAAP throughout the periods indicated and consistent with each other.  Except as and to the extent disclosed in the ABIOMED SEC Filings since September 30, 2002, ABIOMED has not changed its accounting methods or practices in any material respect or materially revalued any of its assets and no events have occurred which would require ABIOMED to restate its prior reported earnings.  Except as and to the extent disclosed in the ABIOMED SEC filings, since December 31, 2004, there has not been any event, occurrence or development which has had, individually, or in the aggregate, an ABIOMED Material Adverse Effect.

5.6. Brokers’ Fees.  ABIOMED does not have and will not have any direct or indirect liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement, other than fees payable to Adams Harkness, Inc.

5.7.  Valid Issuance of Shares.  Upon issuance hereunder, the shares of ABIOMED Common Stock included in the Closing Consideration, and any such shares issued as Additional or Contingent Consideration shall be validly issued, fully paid and non-assessable and shall be free and clear of any Liens, except for the restrictions set forth in this Agreement and the Registration Rights Agreement, and except that the shares of ABIOMED Common Stock included in the Escrowed Consideration shall be subject to the provisions of the Escrow Agreement.

5.8.  No Undisclosed Liabilities.  ABIOMED has no material obligations or liabilities of any nature (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) other than (i) those set forth in the balance sheet included in ABIOMED’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004 (the “ABIOMED Balance Sheet”), (ii) contractual liabilities incurred in the ordinary course of business and not required to be set forth in the ABIOMED Balance Sheet under U.S. GAAP; (iii) liabilities that have arisen since December 31, 2004 in the ordinary course of business; and (iv) the obligations of ABIOMED hereunder.

5.9. Disclosure.  No representation or warranty by ABIOMED contained in this Agreement or in any certificate or other document delivered or to be delivered by ABIOMED at or prior to the Closing pursuant to this Agreement, taken as a whole together with the

ABIOMED SEC filings, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to be stated in light of the circumstances under which it was or will be made in order to make the statements herein or therein not misleading.

ARTICLE VI.
COVENANTS

6.1. Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable (“reasonable efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby to be satisfied.

6.2. Payment of Debts.  Prior to or at the Closing, except as otherwise indicated on Section 6.2 of the Disclosure Schedules (i) Impella shall pay or otherwise discharge any and all debts and loans owed by Impella to any of the Impella Stockholders, Impella Persons or any other Affiliates of Impella and (ii) all Impella Stockholders, Impella Persons or any other Affiliates of Impella shall pay or otherwise discharge any and all debts and loans owed by such Impella Stockholder, Impella Person or any other Affiliate of Impella to Impella; provided, however, that ABIOMED acknowledges that it has requested and hereby consents to the actions required to be taken pursuant to this Section 6.2 to the extent that such debts and loans are reflected on Section 6.2 of the Disclosure Schedules.

6.3. Disclosure Supplements.  Before the Closing, Impella will supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedule shall have any effect (prior to or at the Closing) for the purpose of determining satisfaction of the conditions set forth in Section 8.2 or the compliance with the covenants set forth in Article VI hereof.  Before the Closing, ABIOMED may supplement or amend the disclosure schedule delivered pursuant to Article V in connection herewith with respect to any matter arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby.  No supplement or amendment to such disclosure schedule shall have any effect (prior to or at the Closing) for the purpose of determining satisfaction of the conditions set forth in Section 8.3.

6.4. Operation of the Business.  Except as consented to in writing by ABIOMED, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Impella shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as of the Closing Date.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Impella shall not directly or indirectly, do any of the following without the prior written consent of ABIOMED except as set forth in Section 6.4 of the Disclosure Schedule and as contemplated by this Agreement or the Related Documents:

(a) take any action or permit any action to be taken that is intended to or would (or could reasonably be expected to) result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, or any of the conditions to the consummation of the Transaction and the other transactions contemplated by this Agreement set forth in Article VIII not being satisfied, or in any material violation of any provision of this Agreement;

(b) enter into any transaction that has, or would reasonably be expected to have, an Impella Material Adverse Effect;

(c) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(d) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(e) assign or license any Intellectual Property Rights to any Person other than ABIOMED;

(f) amend its Corporate Charter, standing orders (Geschäftsordnung) of the Supervisory Board or Management Board of Impella or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(g) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (B) any assets that are material, in the aggregate, to Impella, except purchases in the ordinary course of business;

(h) whether or not in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Impella, taken as a whole (including any accounts, leases, contracts or intellectual property, but excluding the sale of Products in the ordinary course of business);

(i) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Impella;

(j) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Impella or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other person, or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Impella against fluctuations in commodities prices or exchange rates;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in German GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) modify, amend or terminate any material contract or agreement to which Impella is a party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Impella);

(m) (A) enter into any contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the Products of, or Products licensed by, Impella, except in the ordinary course of business, or (B) license any material intellectual property rights to or from any third party;

(n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding; or

(p) agree, whether in writing or otherwise, to do any of the foregoing.

6.5. Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Authorities, and to effect all registrations, filings and notices with or to Governmental Authorities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) Impella shall use its reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are set forth on Section 6.5(b) of the Disclosure Schedule.

6.6. Expenses.  ABIOMED shall bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Impella Stockholders shall bear Impella’s costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that up to US$429,000 of fees and disbursements of Impella’s counsel shall be paid by ABIOMED promptly following the Closing.  Impella Stockholders shall bear the costs and expenses (including legal fees and expenses) of the Stockholders’ Representative incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that up to US$70,000 of the reasonable fees and expenses of the Stockholders’ Representative shall be paid by ABIOMED if and to the extent that following the Closing and prior to the termination of the Escrow Agreement (i) such reasonable fees and expenses have been incurred by the Stockholders’ Representative and (ii) ABIOMED has been notified by the Stockholders’ Representative of such reasonable fees and expenses; provided, further, that the first US $50,000 of such US$70,000 of fees and expenses shall be deemed to constitute indemnifiable Damages pursuant to Section 9.1 for which ABIOMED shall be indemnified by the Impella Stockholders pursuant to the terms of this Agreement, and the provisions of Section 9.5(c) shall not apply to any such claim for Damages by ABIOMED, and ABIOMED shall not be obligated to pay such US $50,000 of fees and expenses until the Stockholders’ Representative, on behalf of the Impella Stockholders, shall have executed such documents as ABIOMED may reasonably request, including a notification to the Escrow Agent, providing that the Impella Stockholders do not object to such claim for indemnification.  The provisions of this Section 6.6 are subject to the provisions of Section 10.2(b).  Any expenses that were paid by Impella at or prior to the Closing in violation of this provision may be deducted from the Escrowed Consideration.  If and to the extent that the actual fees and disbursements of Impella’s counsel paid by ABIOMED are less than US$429,000, ABIOMED shall pay to the Stockholders’ Representative, on behalf of the Impella Stockholders, the difference between such fees and expenses actually paid and US$429,000.

6.7. Access to Information; Confidentiality; No Shop.

(a) Subject to the existing mutual confidential disclosure agreement dated as of February 2, 2005, (the “Confidentiality Agreement”), between Impella and ABIOMED, upon reasonable notice, Impella shall afford to ABIOMED and/or its Affiliates, and to the officers, employees, accountants, counsel, financial advisors and other representatives of ABIOMED and/or its Affiliates, reasonable access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments, personnel and records and, during such period, Impella shall furnish promptly to ABIOMED, a copy of all information concerning its business, properties and personnel as ABIOMED may reasonably request.  Impella shall not be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree.  Impella shall, and shall cause its officers, employees, accountants, clinical investigators and other agents to, cooperate with any such investigation.  ABIOMED will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.  If this Agreement is terminated before the Closing, ABIOMED shall return to Impella all copies held by ABIOMED or its representatives of such books, records, Tax Returns and documents, and results of such inspections, assessments, audits and tests, as well as all other materials received by ABIOMED from or with respect to Impella.

(b) By the execution of this Agreement, the terms of the Confidentiality Agreement (a) shall be extended and shall remain in full force and effect until the second anniversary of the date of termination of this Agreement pursuant to Section 10.1 and (b) shall be, and hereby are, amended to add the Impella Stockholders as a party to the Agreement to the same extent, and with the same rights and obligations thereunder, as Impella.

(c) Until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, neither the Impella Stockholders nor Impella nor any of its directors, officers, employees, representatives or agents or other Persons controlled by it will encourage or solicit or hold discussions or negotiations with, or provide any information to, or enter into any agreement or understanding with, any Person, entity or group (other than ABIOMED) concerning the acquisition of any substantial assets of Impella, the acquisition of any shares, quotas or other equity ownership interests in Impella or any merger, consolidation, amalgamation or similar transaction involving Impella.  Impella and the Impella Stockholders will promptly communicate to ABIOMED the terms of any proposal or offer or request for information which it may receive in respect of any such transaction.

6.8. Covenant Not to Compete; Non-Solicitation of Employees or Customers.

(a) Covenant.  In order that ABIOMED may have and enjoy the full benefit of the Business and in consideration of (and as a condition to) ABIOMED’s agreement to enter into this Agreement and pay the Consideration, during the period beginning on the Closing Date and ending on the anniversary of the Closing Date set forth in the applicable subparagraph (i), (ii) or (iii) below, the Restricted Person will not, without the written approval of ABIOMED:

(i) engage, directly or indirectly, in any activity involving the manufacture, production, marketing, advertising, distribution or sale of services, devices, systems or methods for any device that may provide a clinical utility that is substantially similar to that provided by any of the Products.  For purposes of this section, “engage” will include having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as an owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture or other business entity (whether as an agent, consultant, or otherwise).  Notwithstanding the foregoing, nothing contained herein shall limit the right of the Restricted Person to hold and make passive investments in securities of any Person that are registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, the Restricted Person’s aggregate beneficial equity interest therein shall not exceed 1% of the outstanding shares or interests in such Person.  The provisions of this Section 6.8(a)(i) shall terminate on the second anniversary of the Closing Date;

(ii) directly or indirectly, contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment, or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of ABIOMED or any of its Affiliates with whom any Impella Person had contact in connection with the negotiation or implementation of this Agreement.  The provisions of this Section 6.8(a)(ii) shall terminate on the second anniversary of the Closing Date; or

(iii) induce or attempt to induce any customer of or supplier to the Business, or any Person serving as an investigator in connection with any clinical trial with respect to any Product, to cease or reduce its or his business or other relationship with ABIOMED or any of its Affiliates with respect to the Business or any Product, or otherwise interfere with the relationship between ABIOMED or any of its Affiliates and any such Person (including making any negative statements or communications concerning ABIOMED or any of its Affiliates or concerning any Product).  The provisions of this Section 6.8(a)(iii) shall terminate on the second anniversary of the Closing Date.

(b) Execution of Non-Competition Agreements.  The Restricted Person agrees to execute, on or before the Closing Date, a Non-Competition Agreement with ABIOMED in the form attached as Appendix 6.8(b) (the “Non-Competition Agreement”).

(c) Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

ARTICLE VII.
TAX MATTERS

7.1. Responsibility for Filing Tax Returns.  ABIOMED shall prepare on behalf of Impella or cause Impella to prepare and file or cause to be filed all Tax Returns for Impella which are filed after the Closing Date.

7.2. Tax Matters.  Without the prior written consent of ABIOMED, Impella shall not, on or prior to the Closing Date, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund or Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Impella for any period ending after the Closing Date or decreasing any Tax attribute of Impella existing on the Closing Date.  Effective upon the Closing, ABIOMED and Impella hereby irrevocably waive, release and discharge forever the Impella Stockholders, the members of the Management Board and Supervisory Board of Impella, and each and all of their respective officers, directors, shareholders, agents, representatives, employees, attorneys, successors and assigns, from any liabilities (whether contingent, fixed or unfixed, liquidated or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises of whatever kind or nature arising out of the matters set forth in Section 3.8(h) of the Disclosure Schedule (including any right to seek indemnification for such amounts pursuant to Article IX, hereof); provided, however,  ABIOMED shall be indemnified for any taxes, penalties or other costs required to be paid by ABIOMED or Impella to any Governmental Authority or other third party related to any matter set forth on Schedule 3.8(h) of the Disclosure Schedule (other than the payment of the amounts set forth on Section 3.8(h) of the Disclosure Schedule that have been paid prior to the date hereof) to the same extent as if such payments constitute a breach of Section 3.8 of this Agreement.

7.3. Cooperation on Tax Matters.

(a) ABIOMED, Impella and the Impella Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Impella agrees (i) to retain all books and records with respect to Tax matters pertinent to Impella relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitation (and, to the extent notified by ABIOMED or the Impella Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Impella shall allow the other Party to take possession of such books and records.

(b) ABIOMED and the Impella Stockholders agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  ABIOMED and the Impella Stockholders further agree, upon request, to provide the other Party with all information that such Party may be required to report pursuant to any applicable Tax law or regulation.

7.4. Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transaction contemplated by this Agreement shall be paid by Impella Stockholders when due, and Impella Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, ABIOMED will join in the execution of any such Tax Returns and other documentation.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1. Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

(a) Injunctions.  No Party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(b) Regulatory Approvals.  All necessary filings have been made with all Governmental Authorities and all necessary approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all waiting periods relating to such approvals, authorizations or consents shall have expired; and

(c) Litigation.  There shall not be any pending or threatened Litigation Matter by or before any court or Governmental Authority that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

8.2. Conditions to Obligations of ABIOMED.  The obligations of ABIOMED to complete the transactions to be consummated at the Closing are subject to the satisfaction or waiver at or before the Closing of all of the following conditions:

(a) The representations and warranties of Impella and the Impella Stockholders contained in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date;

(b) Impella shall have in all material respects complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by Impella and/or the Impella Stockholders at or before the Closing and the Impella Stockholders shall have in all material respects complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Impella Stockholders, at or before the Closing;

(c) ABIOMED shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to Impella, dated as of the Closing Date, substantially in the form set forth in Exhibit D1 to this Agreement;

(d) Impella shall have received an opinion of BFJM Bachem Fervers Janßen Mehrhoff, counsel to Impella, dated as of the Closing Date, substantially in the form set forth in Exhibit D2 to this Agreement;

(e) There shall not have been any Impella Material Adverse Effect;

(f) The Restricted Person shall have executed a Non-Competition Agreement in the form attached as Appendix 6.8(b);

(g) Dr. Rolf Käse shall have executed a termination agreement in the form attached hereto as Exhibit E, and the Impella Supervisory Board shall have approved such agreement;

(h) Impella shall have delivered to ABIOMED each of the Required Consents designated on Section 8.2(h) of the Disclosure Schedule as being required as a condition to the Closing;

(i) Impella shall have executed and delivered each of the Related Documents to which it is a party;

(j) No Litigation Matter shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(k) ABIOMED shall have received copies of the resignations, effective as of the Closing, of (i) each  member of the Supervisory Board and of each member of the Advisory Board of Impella and (ii) each officer and director of Impella US (in each case, other than any such resignations which ABIOMED designates, by written notice to Impella, as unnecessary);

(l) The holders of Impella Options shall have executed and delivered the Option Termination Agreements and the holders of Impella Convertible Bonds shall have executed and delivered the Convertible Bond Termination Agreements;

(m) The Impella Stockholders and the Stockholders’ Representative shall have executed and delivered a registration rights and stock restriction agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”) and the executed Escrow Agreement;

(n) Impella shall have delivered to ABIOMED a certificate (the “Impella Certificate”) executed by its Chief Executive Officer (or another Impella officer acceptable to ABIOMED) to the effect that each of the conditions specified in clauses (a), (b) and (i) (insofar as clause (i) relates to Litigation Matters involving Impella) of this Section 8.2 is satisfied in all material respects;

(o) ABIOMED shall have received from Impella a certificate, dated as of the Closing Date, executed by the Management Board of Impella, certifying the incumbency of Impella’s executive officers, and the authenticity of the director and stockholder resolutions authorizing the transactions contemplated by this Agreement;

(p) ABIOMED shall have received such other certificates and instruments (including a certified extract from the commercial register of Impella in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified and certified charter documents as well as a confirmation of the members of its management board that no resolutions exist which require registration but have not yet been entered into the commercial register) as it shall reasonably request in connection with the Closing; and

(q) the Exclusive Patent and know-how License Agreement between Impella and Circulite Inc. shall have been amended in a form acceptable to ABIOMED; which ABIOMED hereby agrees has occurred pursuant to the second amendment to such license agreement executed on the date hereof.

8.3. Conditions to Obligations of Impella Stockholders.  The obligation of the Impella Stockholders to complete the transactions to be consummated at the Closing is subject to the satisfaction on or prior to the Closing of the following additional conditions:

(a) The representations and warranties of ABIOMED contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date;

(b) ABIOMED shall have in all material respects complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with or performed by ABIOMED at or before the Closing;

(c) No Litigation Matter shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) There shall not have been any ABIOMED Material Adverse Effect;

(e) ABIOMED shall have delivered to Impella a certificate (the “ABIOMED Certificate”) executed by its President to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Litigation Matters involving ABIOMED) of this Section 8.3 is satisfied in all material respects;

(f) ABIOMED shall have delivered to the Impella Stockholders the Closing Consideration;

(g) ABIOMED shall have delivered to the Escrow Agent the Escrowed Consideration;

(h) ABIOMED shall have delivered to the Impella Stockholders an executed Registration Rights Agreement and an executed Escrow Agreement.

(i) The Impella Stockholders shall have received an opinion of  Foley Hoag LLP, counsel to ABIOMED, dated as of the Closing Date, substantially in the form set forth in Exhibit G to this Agreement; and

(j) The Impella Stockholders shall have received such other certificates and instruments (including a certificate of good standing in its jurisdiction of organization and certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions of ABIOMED) as they shall reasonably request in connection with the Closing.

ARTICLE IX.
INDEMNIFICATION

9.1. Indemnification by the Impella Stockholders.  From and after the Closing, the Impella Stockholders severally shall indemnify ABIOMED in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by ABIOMED, any Affiliate of ABIOMED, and each of its and their respective directors, officers and employees resulting from, relating to or constituting:

(a) any breach of any representation or warranty of Impella or the Impella Stockholders contained in this Agreement or in any Related Document;

(b) any failure by Impella to perform any covenant or agreement of Impella contained in this Agreement or in any Related Document prior to the Closing and any failure by the Impella Stockholders to perform any covenant or agreement of the Impella Stockholders contained in this Agreement or in any Related Document; or

(c) any payment by ABIOMED of the US$50,000 of fees and expenses of the Stockholders’ Representative pursuant to Section 6.6.

9.2. Indemnification by ABIOMED.  From and after the Closing, ABIOMED shall indemnify Impella Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by Impella Stockholders resulting from, relating to or constituting any misrepresentation, breach of a representation or warranty or failure to perform any covenant or agreement of ABIOMED contained in this Agreement, any Related Documents or the ABIOMED Certificate.

9.3. Indemnification Claims.

(a) A party entitled, or seeking to assert rights, to indemnification under this Article IX (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (an “Indemnifying Party”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought.  Such notification shall be given within 30 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  The Indemnified Party shall control the defense of such suit or proceeding and the Indemnifying Party may participate therein at its own expense.  The reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement.  The Indemnified Party shall keep the Indemnifying Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Indemnifying Party with respect thereto.  The Indemnifying Party shall furnish the Indemnified Party with such information as it may have with respect to such suit or proceeding and shall otherwise cooperate with and assist the Indemnified Party in the defense of such suit or proceeding.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) In order to seek indemnification under this Article IX, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), or (if the Indemnified Party is ABIOMED) the Response shall include written instructions to collect the Claimed Amount from the Escrow Account pursuant to the terms of the Escrow Agreement; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (if the Indemnified Party is ABIOMED) the Response shall include written instructions to collect the Agreed Amount from the Escrow Account pursuant to the terms of the Escrow Agreement; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.  If no Response is delivered within 20 days after delivery of a Claim Notice, the Indemnifying Party shall be deemed to have agreed that the Indemnified Party is entitled to receive all of the Claimed Amount.  If the Indemnifying Party shall not have agreed or be deemed to agree that the Indemnified Party is entitled to receive all of the Claimed Amount, such dispute shall be resolved pursuant to the procedures in Article XI hereof.  If the Indemnified Party is ABIOMED, it shall seek to satisfy any Claimed Amount and any Agreed Amount by first collecting such Claimed Amount and/or Agreed Amount from the Escrow Account; provided, however, that if insufficient funds are available in the Escrow Account to cover such Claimed Amount and/or Agreed Amount, the Indemnifying Party shall repay Consideration previously paid in an amount sufficient to satisfy such Claimed Amount and/or Agreed Amount determined pursuant to this Article IX to be due that has not otherwise been paid.  Subject to Section 9.5 of this Article IX, to the extent any Agreed Amount or Claimed Amount that the Indemnifying Party has agreed the Indemnified Party is entitled to in its Response, or that the Indemnified Party is determined to be entitled to pursuant to the procedures in Article IX and Article XI hereof, exceeds the then-current value of the Escrow Account determined pursuant to Section 9.5(d) below, ABIOMED shall be entitled to obtain such amount directly from the Impella Stockholders.

(d) For purposes of calculating the value of shares of ABIOMED Common Stock in the Escrow Account to be used to satisfy any indemnification obligation of the Impella Stockholders hereunder, each such share of ABIOMED Common Stock shall have a value equal to the closing sale price on the NASDAQ National Market of shares of ABIOMED Common Stock on the last day of trading prior to the date of this Agreement.

(e) Notwithstanding the other provisions of this Section 9.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article IX, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article IX, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article IX, for any such Damages for which it is entitled to indemnification pursuant to this Article IX (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, and the other rights of the Indemnifying Party under the terms of this Article IX).

(f) Any amounts paid pursuant to this Article IX shall be treated for tax purposes as an adjustment to the Consideration.

9.4. Survival of Representations, Warranties, Covenants and Other Agreements.  All representations and warranties, covenants and other agreements contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and shall expire eighteen months following the Closing, except that (i) the representations and warranties set forth in Sections 3.2(b) and 4.1 (stock ownership) shall survive the Closing without limitation, and (ii) the representations and warranties set forth in Sections 3.8 (taxes) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an “Expected Claim Notice”), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

9.5. Indemnification Limitations; Limits on Liability; Miscellaneous.

(a) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article IX shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, the Related Documents or any certificate or document delivered pursuant hereto and thereto.

(b) Except with respect to claims based on fraud or any breach of the representation set forth in Section 4.1(a) (Ownership of Impella Outstanding Capital Stock),

(i) the maximum liability of each of ABIOMED or the Impella Stockholders for breaches of representations and warranties hereunder shall be an amount equal to the product of (A) 420,000 times (B) the closing sale price on the NASDAQ National Market of shares of ABIOMED Common Stock on the last trading day prior to the date of this Agreement (the “Indemnification Cap”), and

(ii) each Impella Stockholder shall be liable severally up to its Pro Rata Share of the Indemnification Cap;

and with respect to claims based on fraud or any breach of the representation set forth in Section 4.1(a), no Impella Stockholder who did not participate in such fraud or such breach shall be liable for any Damages or other amounts in excess of the lesser of the Consideration they have actually received pursuant to this Agreement and their Pro Rata Share of such Damages or other amounts..

(c) Neither ABIOMED nor the Impella Stockholders shall be entitled to make a claim for indemnification under this Article IX until the aggregate Damages suffered or incurred by such Party shall have exceeded US$100,000 (in which event such Party shall be entitled to receive all Damages without any deductible); provided, however, that indemnification under Section 9.1(c) shall be indemnifiable without regard to this US$100,000 threshold and that any such Damages resulting from Section 9.1(c) shall not be counted towards determining whether the aggregate Damages suffered or incurred by ABIOMED have exceeded this US$100,000 threshold.

(d) The amount of any Damages indemnifiable pursuant to this Article IX shall be reduced (i) to the extent that an Indemnified Party actually realizes, by reason of such Damages, a Tax benefit that results in a reduction in actual Taxes paid for the tax year in which such Damages occur (a “Tax Benefit”), recognizing that an Indemnified Party with net operating loss carry forwards or other similar tax considerations is unlikely to ever actually realize a Tax Benefit from such Damages, and (ii) by the amount of any insurance proceeds actually received by the Indemnified Party in respect of such claim (and if such proceeds are received following an indemnification payment in respect of the relevant claim, the Indemnified Party shall pay to the Indemnifying Party an amount equal to the lesser of (x) the amount of such proceeds less expenses of collection and (y) the amount of any indemnification payments made by the Indemnifying Party in respect of the relevant claim).

(e) An Indemnified Party may not recover punitive, consequential, exemplary or indirect damages in any claim made for indemnification or otherwise with respect to this Agreement, the Related Documents, any certificate, exhibit or schedule hereto or thereto, and the transactions contemplated hereby and thereby.

(f) Nothing herein shall be deemed to relieve any Indemnified Party hereto from any duty to mitigate any Damages under applicable law.

(g) No Impella Stockholder shall have any rights against Impella under this Agreement, whether by reason of this Article IX or otherwise.

(h) The Impella Stockholders, at their option, may satisfy any indemnification obligations in excess of the value of the Escrow Account with cash or shares of ABIOMED Common Stock.  Each share of ABIOMED Common Stock that is so used to satisfy such indemnification obligations shall be deemed to have a value for such purpose equal to the average of the daily volume weighted average price per share of ABIOMED Common Stock on the Nasdaq National Market System, based on trading between 9:30 a.m. and 4:00 p.m. Eastern Time, as reported by Bloomberg Financial L.P., on the twenty (20) trading days before the date of the Claim Notice delivered to the Indemnifying Party with respect to such obligation.

ARTICLE X.
TERMINATION

10.1. Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) by mutual written consent of the Impella Stockholders and ABIOMED;

(b) by either ABIOMED or the Impella Stockholders if the Closing shall not have occurred by May 31, 2005 (the “Termination Date”) (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in the failure of, the Closing to occur on or before the Termination Date);

(c) by ABIOMED in the event Impella or the Impella Stockholders are in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and (ii) is not cured within 20 days following delivery by ABIOMED to Impella of written notice setting forth in reasonable detail the circumstances giving rise to such breach;

(d) by the Impella Stockholders in the event ABIOMED is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses Section 8.3(a) or Section 8.3(b) not to be satisfied and (ii) is not cured within 20 days following delivery by Impella to ABIOMED of written notice setting forth in reasonable detail the circumstances giving rise to such breach;

(e) By either ABIOMED or the Impella Stockholders, if any permanent injunction or action by any Governmental Authority preventing the consummation of the Transaction shall have become final and nonappealable; or

(f) At the election of either the Impella Stockholders or ABIOMED, upon written notice to the other, if it has become reasonably, objectively certain that any condition required to be satisfied under Article VIII hereof, other than a condition that is reasonably within the electing Party’s control, will not be satisfied on or prior to the Termination Date.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement and abandonment of the Transaction by either the Impella Stockholders or ABIOMED as provided in Section 10.1, this Agreement shall forthwith terminate (except as provided in Section 9.4) and there shall be no liability or obligation on the part of ABIOMED, Impella or the Impella Stockholders, except (i) as provided in Section 10.2(b) and (ii) notwithstanding anything to the contrary contained in this Agreement, each Party shall remain liable (in an action at law or otherwise) for any liabilities or damages arising out of a material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If this Agreement is terminated as provided in Section 10.1 as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the fraud, gross negligence or willful or intentional breach of a Party hereto, such Party shall be liable to the other Party for all out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other Party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”).  The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the Parties hereto (whether at law or in equity) arising out of the fraud or gross negligence of a Party or willful or intentional breach of any provision of this Agreement or under this Agreement.

ARTICLE XI.
DISPUTE RESOLUTION

11.1. Negotiation.  In the event of any dispute or disagreement between ABIOMED and the Impella Stockholders represented by the Stockholders’ Representative as to the interpretation of any provision of this Agreement or any other Related Document (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, with ABIOMED to be represented by a senior executive officer (the “Representatives”).  The Representatives shall promptly meet in a good faith effort to resolve the dispute.  If the Representatives do not agree upon a decision within 30 calendar days after written request for the matter to be referred to them, each of ABIOMED and the Stockholders’ Representative shall be free to exercise the remedies available under Section 11.2 below.

11.2. Submission to Arbitration.  If ABIOMED and the Stockholders’ Representative (on behalf of the Impella Stockholders) are unable to resolve such dispute pursuant to Section 11.1, the dispute shall be submitted to binding arbitration to be conducted in Boston, Massachusetts before a panel of arbitrators (the “Arbitrators”) in accordance with the ICC Rules then in effect and the further procedures set forth herein.  If the dispute involves an amount less than US$500,000, then it shall be arbitrated using a single Arbitrator and if the dispute involves an amount equal to or greater than US$500,000, then it shall be arbitrated using a panel of three Arbitrators.

(a) Applicable Rules.  In the event of any conflict between the ICC Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(b) Commencement of Arbitration.  Either ABIOMED or the Stockholders’ Representative (on behalf of the Impella Stockholders) may commence the arbitration by filing a Request for Arbitration in accordance with the ICC Rules, and the other shall respond in accordance with said Rules.  If three person arbitration is called for, then each of ABIOMED and the Stockholders’ Representative shall select one Arbitrator, and the two Arbitrators so chosen shall jointly select a third in accordance with the ICC Rules.

(c) Applicable Law.  The substantive law to be applied in the arbitration shall be the internal laws of the State of Delaware.  Any Award rendered by the Arbitrators shall be final, conclusive and binding upon the Parties hereto, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

(d) Limitations on Authority of Arbitrators.  The Arbitrators shall have no power or authority, under the ICC Rules or otherwise, to (x) modify or disregard any provision of this Agreement, (y) address or resolve any issue not submitted by the Parties, or (z) award any damages other than compensatory damages, and are specifically precluded from awarding punitive, consequential, exemplary or indirect damages, provided, however, that, the Arbitrators may provide for the payment of punitive, consequential or indirect damages to the extent required to reimburse (under the indemnification provisions of this Agreement) a Party for damages awarded against such Party in favor of a third party in another forum.

(e) Costs and Expenses.  In connection with any arbitration proceeding pursuant to this Agreement, unless the Arbitrators shall determine otherwise, each Party shall bear its own costs and expenses.  Notwithstanding the foregoing, each of ABIOMED and the Stockholders’ Representative (on behalf of the Impella Stockholders) shall be responsible for one-half of the fees and costs of the International Court of Arbitration and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties.

(f) Court Proceedings.  Notwithstanding the applicability of the ICC Rules regarding Conservatory and Interim Measures, a Party may initiate an action in a court of competent jurisdiction in the State of Delaware and may seek interim measures (including temporary restraining orders and preliminary injunctions) necessary to protect the interests of such Party pending the arbitration.  In such case, the court shall be free to act on all requests for interim measures from time to time, but shall otherwise stay the action pending the arbitration (which the court may compel).  If any such action is still pending at the time of the Arbitrators’ Award, either Party may apply to such court for entry of judgment on, and enforcement of, the Arbitrators’ Award, including any equitable relief awarded by the Arbitrators.

11.3. Arbitration Remedy Exclusive.  Except as provided in Section 11.2(f) (with respect to interim relief), the Parties agree and understand that arbitration pursuant to Section 11.2 is the exclusive remedy available to the Parties with respect to any dispute, disagreement, claim or controversy arising out of or relating to this Agreement, any Related Document or the transactions contemplated hereby or thereby that cannot be resolved through negotiation among the Parties.

ARTICLE XII.
MISCELLANEOUS

12.1. Press Releases and Announcements.  None of the Parties, nor any representatives or agents of any of the Parties shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of ABIOMED and Impella.

12.2. No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns except as expressly provided for in this Agreement.

12.3. Entire Agreement.  This Agreement (including the Confidentiality Agreement and the documents referred to in Article VIII and elsewhere herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

12.4. Public Disclosure.  ABIOMED shall control the timing and content of any press release or other public statement with respect to the transactions contemplated hereby, but shall consult with Impella on such matters to the extent practicable.  ABIOMED shall be permitted to describe and file this Agreement and the Related Documents in accordance with the reporting requirements of the Exchange Act and the Securities Act, or otherwise.

12.5. Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that ABIOMED may assign its rights, interests and obligations hereunder to any Affiliate of ABIOMED.

12.6. Counterparts and Facsimile Signature.  This Agreement and all Exhibits, Schedules and Appendices may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement and any Exhibits, Schedules and Appendices by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

12.7. Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

If to Impella:

Impella CardioSystems AG
Neuenhofer Weg 3
D-52074 Aachen, Germany
Attention:
Facsimile:

With a required copy to:

Fulbright & Jaworski, L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Joseph F. Daniels, Esq.
Facsimile: (212) 318-3400

If to the Stockholders’ Representative (with a required copy to Fulbright & Jaworski, L.L.P. at the address set forth above.):

Accelerated Technologies, Inc.
401 Hackensack Avenue
Hackensack, New Jersey 07601
USA

Attention:	Richard Geoffrion
Facsimile:	(201) 487-2005

If to ABIOMED:

ABIOMED, Inc.
22 Cherry Hill Drive
Danvers, MA 01923
USA
Attention:	President
Facsimile:	(01) 978-777-8411

With a required copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
USA
Attention:	Peter M. Rosenblum, Esq.
Facsimile:	(01) 617 832-7000

and

Freshfields Bruckhaus Deringer
Taunusanlage 11
60329 Frankfurt Am Main
Germany
Attention: Dr. Karsten Müller-Eising
Facsimile: (49) 69 23 26 64

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.  The English language version of this Agreement shall be deemed to be the official text hereof, notwithstanding translations in any other language.

12.9. Submission to Jurisdiction.  The provisions of this Section 12.9 are intended to govern actions brought pursuant to Section 11.2(f) and shall not be construed to permit the

Parties to bring any other action in court.  Each of the Parties submits to the jurisdiction of all state or federal courts sitting in the State of Delaware in any suit, action or proceeding permitted by and arising out of or relating to this Agreement, agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court, and irrevocably and unconditionally agrees not to bring any permitted suit, action or proceeding in any other court.  Service of process, summons, notice or document by mail to a Party’s address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

12.10. Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of ABIOMED and the Stockholders’ Representative and, if such amendment is entered into prior to the Closing, Impella.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by such of the Parties (ABIOMED, the Stockholders’ Representative or Impella) as are giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.12. Exhibits.  All Exhibits and Schedules mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof.  All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

12.13. Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5(a)” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5(a)”).  The recitals hereto constitute an integral part of this Agreement.  The Table of Contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

12.14. Injunctive Relief.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (as provided in Section 11.2(f)) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

ABIOMED, INC.

By	/s/ Michael R. Minogue
Name: Michael R. Minogue
Title: CEO & President

IMPELLA CARDIOSYSTEMS AG

By	/s/ Rolf Käse
Name: Rolf Käse
Title: CEO

STOCKHOLDERS’ REPRESENTATIVE

ACCELERATED TECHNOLOGIES, INC.

By	/s/ John P. Brancaccio
Name: John P. Brancaccio
Title: CFO

[Signature Page to Share Purchase Agreement]

IMPELLA STOCKHOLDERS

ACCELERATED TECHNOLOGIES, INC.

By	/s/ John P. Brancaccio
Name: John P. Brancaccio
Title: CFO

MRNA FUND II L.P.
By: OBP Management IV L.P., its General Partner

By:	/s/ Jeffrey T. Barnes
Name: Jeffrey T. Barnes
Title: General Partner

OXFORD BIOSCIENCE PARTNERS IV L.P.
By: OBP Management IV L.P., its General Partner

By:	/s/ Jeffrey T. Barnes
Name: Jeffrey T. Barnes
Title: General Partner

GIZA EXECUTIVE VENTURE FUND III L.P.

By:	/s/ Avi Molcho
Name: Avi Molcho
Title: Managing Director

By:	/s/ Zvi Schecter
Name: Zvi Schechter
Title: Managing Director

GIZA ALPINVEST VENTURE FUND III L.P.

By:	/s/ Avi Molcho
Name: Avi Molcho
Title: Managing Director

By:	/s/ Zvi Schecter
Name: Zvi Schechter
Title: Managing Director

GIZA GE VENTURE FUND III L.P.

By:	/s/ Avi Molcho
Name: Avi Molcho
Title: Managing Director

By:	/s/ Zvi Schecter
Name: Zvi Schechter
Title: Managing Director

GIZA GMULOT VENTURE FUND III L.P.

By:	/s/ Avi Molcho
Name: Avi Molcho
Title: Managing Director

By:	/s/ Zvi Schecter
Name: Zvi Schechter
Title: Managing Director

GIZA VENTURE FUND III L.P.

By:	/s/ Avi Molcho
Name: Avi Molcho
Title: Managing Director

By:	/s/ Zvi Schecter
Name: Zvi Schechter
Title: Managing Director

/s/ Donald S. Baim
Dr. Donald S. Baim

/s/ Daniel Burkhoff
Dr. Daniel Burkhoff

/s/ Peter J. Fitzgerald
Dr. Peter J. Fitzgerald

/s/ Nina Frigell
Nina Frigell

/s/ Richard Geoffrion
Richard Geoffrion

/s/ Martin B. Leon
Dr. Martin B. Leon

/s/ Mark Maguire
Mark Maguire

/s/ Arthur Pergament
Arthur Pergament

/s/ Paul Spence
Dr. Paul Spence

/s/ Paul S. Teirstein
Dr. Paul S. Teirstein

/s/ Eberhard Grube
Dr. Eberhard Grube

ABN AMRO PARTICIPATIES B.V.

By:	/s/ M. A. van Osis
Name: M. A. van Osis
Director

By:	/s/ LPA Bergstein
Name: LPA Bergstein
Director

MEDICA II INVESTMENTS (INTERNATIONAL) L.P.

By:	/s/ Yuval Binur
Name: Yuval Binur
Title: GP

By:
Name:
Title:

MEDICA II INVESTMENTS (P.F) (ISRAEL) L.P.

By:	/s/ Yuval Binur
Name: Yuval Binur
Title: GP

By:
Name:
Title:

MEDICA II INVESTMENTS (ISRAEL) L.P.

By:	/s/ Yuval Binur
Name: Yuval Binur
Title: GP

By:
Name:
Title:

/s/ Volker Trenz /s/ Rolf Käse
(Dr. Paolo Cremascoli represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Guido Derjung represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Rolf Käse
(Dr. Rolf Käse)

/s/ Volker Trenz /s/ Rolf Käse
(Dirk Michels represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Christoph Nix represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Prof. Dr. Günter Rau represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Community of Heirs After Prof. Dr. Helmut Reul represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Sebastian Schwandtner represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

/s/ Volker Trenz /s/ Rolf Käse
(Dr. Thorsten Sieß represented by Volker Trenz and Dr. Rolf Käse on the basis of their power of attorney)

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules, appendices and exhibits have been omitted.  We will furnish to the Commission, upon request, copies of such schedules, appendices and exhibits.

Disclosure Schedule

ABIOMED Disclosure Schedule

Schedule I	Holders of Impella Outstanding Capital Stock
Schedule II	Holders of Impella Options and Impella Convertible Bonds
Appendix 6.8(b)	Sieß Non-Competition Agreement
Exhibit A	Wire Transfer Instructions/Allocation of Consideration
Exhibit B	Escrow Agreement
Exhibit C1	Option Termination Agreements
Exhibit C2	Convertible Bond Termination Agreements
Exhibit D1	Opinion of Fulbright & Jaworski L.L.P.
Exhibit D2	Opinion of BFJM Bachem Fervers Janßen Mehrhoff
Exhibit E	Käse Termination Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Opinion of Foley Hoag LLP